MEMBERSHIP INTERESTS CONTRIBUTION AGREEMENT

between

MPLX LOGISTICS HOLDINGS LLC,

MPLX GP LLC

MPLX LP

and

MPC INVESTMENT LLC

Dated March 14, 2016

MEMBERSHIP INTERESTS CONTRIBUTION AGREEMENT

THIS MEMBERSHIP INTERESTS CONTRIBUTION AGREEMENT (the “Agreement”) is entered into on March 14, 2016, by and between MPLX Logistics Holdings LLC, a Delaware limited liability company (“Logistics”), MPLX GP, LLC, a Delaware limited Liability Company (“MPLX GP”), MPLX LP, a Delaware limited partnership (“MPLX”), and MPC Investment LLC, a Delaware limited liability company (“MPCI”), each a “Party.”

WITNESS:

WHEREAS, as of the date of this Agreement, MPCI is the owner and holder of record of one hundred percent (100%) of the outstanding limited liability company membership interests in Hardin Street Marine LLC, a Delaware limited liability company (“Hardin”);

WHEREAS, immediately prior to the Effective Time, MPCI will contribute to Logistics, which is a wholly owned subsidiary of MPCI, limited liability company membership interests in Hardin representing ninety eight percent (98.0%) of the total outstanding limited liability company membership interests of Hardin (the “Logistics Membership Interests”);

WHEREAS, immediately prior to the Effective Time, MPCI will contribute to MPLX GP, which is a wholly owned subsidiary of MPCI, limited liability company membership interest in Hardin, representing two percent (2.0%) of the total outstanding limited liability company membership interests of Hardin (the “ MPLX GP Membership Interests”);

WHEREAS, Logistics is willing and desires to contribute to MPLX and MPLX is willing to accept from Logistics, the Logistics Membership Interests on the terms and conditions set out below;

WHEREAS, MPLX GP is willing and desires to contribute to MPLX and MPLX is willing to and accepts from MPLX GP, the MPLX GP Membership Interests on the terms and conditions set out below; and

WHEREAS, the Parties are willing to make the representations, warranties and covenants and to provide the consideration described in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual representations, warranties and covenants in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1     Capitalized terms used in this Agreement have the meanings and are subject to the rules of construction set forth in Appendix A.

ARTICLE 2
CONTRIBUTIONS

2.1     Contribution of the Membership Interests. Immediately prior to the Effective Time and further subject to the terms and conditions provided for in this Agreement, MPCI agrees to contribute the Logistics Membership Interests to Logistics and the MPLX GP Membership Interests to MPLX GP.

ARTICLE 3
CONTRIBUTION IN EXCHANGE

3.1 Contribution of the Logistics Membership Interests to MPLX. Subject to the terms and conditions provided for in this Agreement, Logistics agrees to contribute, grant, bargain, convey, assign, transfer, set over and deliver to MPLX, its successors and assigns, for its and their own use forever, all of Logistics’ right, title and interest in and to the Logistics Membership Interests.

3.2     Issuance of Common Units to Logistics. In consideration of the contribution by Logistics described in Section 3.1 and subject to the terms and conditions provided for in this Agreement, MPLX agrees to issue to Logistics, 22,534,002 Common Units (the “Logistics Issued Units”). For the avoidance of doubt, such amount was determined using the following formula: $588 million divided by the greater of (1) $25 and (2) the simple average of the 10-day trailing volume weighted average NYSE price.

3.3     Contribution of the MPLX GP Membership Interests to MPLX. Subject to the terms and conditions provided for in this Agreement, MPLX GP agrees to contribute, grant, bargain, convey, assign, transfer, set over and deliver to MPLX, its successors and assigns, for its and their own use forever, all of MPLX GP’s right, title and interest in and to the MPLX GP Membership Interests.

3.4     Issuance of GP Units to MPLX GP. In consideration of the contribution by MPLX GP described in Section 3.3 and subject to the terms and conditions provided for in this Agreement, MPLX agrees to issue to MPLX GP, 459,878 GP Units (the “MPLX GP Issued Units” and, together with the Logistics Issued Units, the “Issued Units”). For the avoidance of doubt, such amount was determined using the following formula: $12 million divided by the greater of (1) $25 and (2) the simple average of the 10-day trailing volume weighted average NYSE price.

3.5     Total Contributed Value. The “Total Contributed Value” shall be $600,000,000.

3.6     Waiver of Certain First Quarter Distributions. Logistics further agrees that:

(a)     Logistics hereby waives any right to, will not be entitled to, and will not receive, a cash distribution pursuant to Section 6.4 of the MPLX Partnership Agreement relating to the quarter ended March 31, 2016 in respect of the Logistics Issued Units; and

(b)     neither the Logistics Issued Units nor any interest therein shall be transferable by Logistics, except for transfers to affiliated entities of Logistics, until such time as MPLX GP determines, based on advice of counsel, that each Common Unit comprising part of the Logistics Issued Units should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit (as defined in the MPLX Partnership Agreement). In connection with the condition imposed by this Section 3.6(b), MPLX GP may take whatever steps are required to provide economic uniformity to each Common Unit comprising part of the Logistics Issued Units, including the application of Section 6.1(d)(x)(D) of the MPLX Partnership Agreement. For the avoidance of doubt, such determination by MPLX GP may occur at any time following the Closing.

In addition, for the avoidance of doubt, the Parties agree that the waiver set forth in Section 3.6(a) above shall be effected by MPLX GP determining “available cash” under the MPLX Partnership Agreement as an amount that excludes the amount that would otherwise have been distributed to the Logistics Issued Units, and distributing such “available cash” such that the amounts distributed in respect of the general partner interest and the incentive distribution rights in MPLX are proportionately less than the amounts that would have been distributed in respect of such interests had such waiver not been in place.

ARTICLE 4
INDEMNIFICATION

4.1 Indemnification by MPCI, Logistics and MPLX GP.

(a)     Subject to Section 4.3, from and after the Closing Date, MPCI will indemnify, defend and hold harmless MPLX, and any other of MPLX’s Affiliates and its and their respective directors, members, officers, employees, and representatives (the “MPLX Indemnitees”), from and against any losses, liabilities, liens, encumbrances, costs, damages, deficiencies, diminution in value, judgments, demands, suits, assessments, charges, fines, penalties, or expenses (including reasonable attorneys’ fees and other costs of litigation) (“Losses”) actually suffered or incurred by any of them resulting from, related to, or arising out of (i) the breach of any representation or warranty of MPCI contained in this Agreement, in any Exhibit or Appendix to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement, (ii) the breach of any covenant or agreement of MPCI contained in this Agreement, in any Exhibit or Appendix to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement, or (iii) any Pre-Closing Liabilities.

(b)     Subject to Section 4.3, from and after the Closing Date, Logistics will indemnify, defend and hold harmless the MPLX Indemnitees from and against any Losses actually suffered or incurred by any of them resulting from, related to, or arising out of (i) the breach of any representation or warranty of Logistics contained in this Agreement, in any Exhibit or Appendix to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement, or (ii) the breach of any covenant or agreement of Logistics contained in this Agreement, in any Exhibit or Appendix to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement.

(c)     Subject to Section 4.3, from and after the Closing Date, MPLX GP will indemnify, defend and hold harmless the MPLX Indemnitees from and against any Losses actually suffered or incurred by any of them resulting from, related to, or arising out of (i) the breach of any representation, warranty or covenant of MPLX GP contained in this Agreement, in any Exhibit or Appendix to this Agreement, or (ii) the breach of any covenant or agreement of MPLX GP contained in this Agreement, in any Exhibit or Appendix to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement.

4.2     Indemnification by MPLX. Subject to Section 4.3, from and after the Closing Date, MPLX will indemnify, defend and hold harmless MPCI, Logistics, MPLX GP, each of their respective Affiliates and each of their respective Affiliates’ directors, members, officers, employees, representatives (the “MPCI Indemnitees”), from and against any Losses actually suffered or incurred by any of them resulting from, related to, or arising out of (i) the breach of any representation, warranty or covenant of MPLX contained in this Agreement, in any Exhibit or Appendix to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement, or (ii) any Post-Closing Liabilities.

4.3 Limitations on Indemnities.

(a)    Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties hereto contained in this Agreement and the covenants and agreements of the Parties hereto contained herein required to be fully performed on or before the Closing shall survive for a period of two years from the Closing Date, except for the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.7, 5.9, 5.10, 5.13, 5.17, 5.23, 7.1, 7.2, 7.3, 9.1, 9.2, and 9.3 (collectively, the “Fundamental Representations”) which shall survive for a period of four years from the Closing Date. Each covenant and agreement of the Parties in this Agreement which by its terms requires performance after the Closing Date shall survive the Closing and shall remain in full force and effect until such covenant or agreement is fully performed.

(b)    To the extent the MPLX Indemnitees are entitled to indemnification for Losses pursuant to Sections 4.1(a)(i), 4.1(b)(i), or 4.1(c)(i), (but not including Losses for breaches of Fundamental Representations) MPCI, Logistics and MPLX GP shall not be liable for those Losses unless the aggregate amount of such Losses exceeds the Deductible, and then only to the extent of any such excess; provided, however, the aggregate liability to the MPLX Indemnitees pursuant to such Sections (but not including Losses for breaches of Fundamental Representations) shall not exceed the Cap. MPCI’s maximum liability for Losses under Section 4.1 shall be the Total Contributed Value.

(c)    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PARTY HERETO SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY HERETO ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, REMOTE OR SPECULATIVE DAMAGES, EXCEPT, IN EACH

CASE, TO THE EXTENT SUCH DAMAGES ARE PAID TO AN UNAFFILIATED THIRD PARTY. ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE 4, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, AND/OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

4.4     Indemnification Procedures. A MPCI Indemnitee or MPLX Indemnitee, as the case may be (for purposes of this Section 4.4, an “Indemnified Party”), shall give the indemnifying party under Section 4.1 or Section 4.2, as applicable (for purposes of this Section 4.4, an “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could give rise to a right of indemnification under this Agreement that does not involve a third party, stating the amount of the Loss, if known, and method of computation thereof, containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Article 4 except to the extent the Indemnifying Party is prejudiced by such failure. With respect to a claim for indemnification involving a claim by a third party, the procedures with respect to indemnification shall be governed by the terms of Exhibit 1.

4.5     Tax Indemnification. With the exception of a breach or inaccuracy of the representations and warranties of MPCI contained in Section 5.17, nothing in this Article 4 shall apply to liability with respect to Taxes, the liability with respect to which shall be as set forth in Article 11.
4.6     Additional Matters. The representations, warranties and covenants of an Indemnifying Party, and an Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of such Indemnified Party or by reason of the fact that such Indemnified Party or any of its Affiliates, advisors or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of such Indemnified Party’s waiver of any condition set forth in Article 12.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF MPCI

MPCI represents and warrants as of the date hereof and as of the Closing Date as follows:

5.1     MPCI Membership Interests. Immediately before the Effective Time, MPCI will own (or have owned, as applicable) the Membership Interests free and clear of all Liens (other than restrictions (including restrictions on transfer), if any, imposed by the Hardin LLC Agreement or applicable federal securities law) and will contribute (or have contributed, as applicable) all right, title and interest in and to the Membership Interests to Logistics and MPLX GP free and clear of all such Liens as contemplated by Section 2.1. The Membership Interests are validly issued, fully paid, and nonassessable. MPCI is not in breach or default under the terms of the Hardin LLC Agreement.

5.2     Organization of MPCI. MPCI is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business in each jurisdiction where the nature of its business or the ownership of its properties require it to be qualified, except where the failure to be so qualified would not constitute a Material Adverse Effect.

5.3     Authority and Action. MPCI has the limited liability company power and authority to enter into this Agreement and to perform all of its obligations and consummate the transactions contemplated hereby. MPCI has taken or will take all necessary and appropriate limited liability company actions to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is, and each agreement and instrument to be executed and delivered by MPCI pursuant hereto will be, when so executed and delivered, a valid and binding obligation of MPCI enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

5.4     Consents. No consent, approval, license, permit, order, waiver, or authorization of, or registration, declaration, or filing with, any Governmental Authority or other person or entity is required to be obtained or made by or with respect to Hardin, the Hardin Assets or the Business in connection with: (a) the execution, delivery, and performance of this Agreement (or any related instrument or agreement), or the consummation of the transactions contemplated hereby and thereby; (b) the enforcement against MPCI, Logistics or MPLX GP of their obligations hereunder and thereunder; or (c) following the Closing, the ownership and operation of the Hardin Assets or the conduct of the Business; except, in each case, as would not, individually or in the aggregate, constitute a Material Adverse Effect or as required pursuant to Section 12.1(b).

5.5     No Violation. The execution and delivery of this Agreement (or any related instrument or agreement) by MPCI does not, and the consummation of the transactions contemplated hereby and the performance by MPCI of the obligations that it is obligated to perform hereunder do not and at the Closing will not: (a) violate any provision of the organizational documents of MPCI or Hardin; (b) violate, or result in the violation of or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any Lien upon the Membership Interests pursuant to any Lien, Permit, agreement or other instrument to which MPCI or Hardin is a party, or by which MPCI or Hardin or any of their Affiliates or assets are bound; (c) contravene or violate any municipal, state or federal ordinance, law, rule, regulation, judgment, order, writ, injunction, or decree in any material respect; or (d) violate in any material respect the terms of or operate as a default under any Material Contract.

5.6     Compliance. MPCI’s ownership of the Membership Interests and Hardin’s operation of the Business is and has been in compliance with all applicable federal, state and local laws, rules, regulations and orders except to the extent that the failure to be in compliance would not constitute a Material Adverse Effect; and MPCI has not received notice from any Governmental Authority asserting any act of material non-compliance that has not been resolved.

5.7 Information.

(a)    To the best of MPCI’s knowledge, this Agreement (and all related documents) does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein not misleading and MPCI has not intentionally withheld disclosure from the Conflicts Committee of any fact that would constitute a Material Adverse Effect.

(b)    The projections and budgets provided to the Conflicts Committee (including those provided to the Financial Advisor) as part of the Conflicts Committee’s review in connection with this Agreement are consistent with MPCI’s (and its applicable Affiliates’) management’s current expectations, which it believes are reasonable. The other financial and operational information provided to the Financial Advisor as part of its review of the proposed transaction for the Conflicts Committee is derived from and is consistent in all material respects with MPCI’s (and its applicable Affiliates’) books and records as of the date such materials were provided.

5.8     Claims. There is no suit, action, claim, arbitration, administrative or legal or other proceeding or governmental investigation pending or, to MPCI’s knowledge, threatened against MPCI or Hardin affecting MPCI’s title to the MPCI Membership Interests or that would otherwise constitute a Material Adverse Effect.

5.9     Brokers. Neither MPCI nor any of its Affiliates has incurred any liability, contingent or otherwise, for any brokerage fee, commission or financial advisory fee in connection with the transactions contemplated by this Agreement for which Hardin or MPLX or any of their respective Affiliates will be liable.

5.10     Organization and Capitalization of Hardin. (a) Hardin is a Delaware limited liability company formed on May 22, 2014. Hardin has never owned, and does not own, any assets of any kind or character other than those relating to the ownership and/or operation of the Business. Hardin has never had, and has no, liabilities or obligations of any kind or character other than those arising out of the ownership and/or operation of the Business. Hardin is duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct the Business in each jurisdiction where the nature of the Business or the ownership of its properties require it to be qualified.

(b)     Except for the Membership Interests, all of which are owned by MPCI, none of the following are issued, reserved for issuance, or outstanding:

(i) Equity Interests of Hardin;

(ii)     interests convertible into, or exchangeable or exerciseable for Equity Interests of Hardin; or

(iii)     options, warrants, calls, rights, commitments or Contracts to which Hardin is party or by which Hardin is bound, in any case obligating Hardin to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Equity Interests of Hardin, or obligating Hardin to grant, extend or enter into any such option, warrant, call, right, commitment or Contract.

(c)     The Membership Interests are duly authorized, validly issued, fully paid (to the extent required by the Hardin LLC Agreement) and, subject to the Laws of the State of Delaware, non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act) and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right.

(d)     There are no outstanding bonds, debentures, notes or other instruments or evidence of indebtedness of Hardin having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote).

(e)     Hardin has no subsidiaries, and owns no Equity Interests in any Person.

5.11     Compliance. To the knowledge of MPCI, the ownership and operation of Hardin and the Business is and has been in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders; and, neither Hardin nor any of its Affiliates have received notice from any Governmental Authority asserting any act of material non-compliance.

5.12     Title to Assets. Disclosure Schedule 5.12 sets forth a true and complete list of the material Hardin Assets other than the Hardin Real Property and the Material Contracts. Hardin has good and marketable title to all tangible personal property included in the Hardin Assets, free and clear of all Liens, except Permitted Liens. All tangible personal property included in the Hardin Assets is, in the aggregate, in good operating condition and repair (normal wear and tear excepted) and has been maintained in all material respects in accordance with applicable laws and regulations, as well as generally accepted industry practice, and is sufficient for the purposes for which it is currently being used or held for use. The Hardin Assets constitute all of the assets related to the ownership, use and operation of the Business and are sufficient to own and operate the Business after Closing in the manner the Business was conducted by Hardin prior to the date hereof.

5.13     Real Property. Disclosure Schedule 5.13 sets forth a true and complete list of the Hardin Real Property, including a list of all leases included therein. Except as set forth in Disclosure Schedule 5.13:

(a)     Hardin has good and marketable title to the Hardin Real Property, free and clear of all Liens except for Permitted Liens;

(b)     there are no pending or, or to MPCI’s knowledge threatened, condemnation proceedings, lawsuits, or administrative actions relating to any of the Hardin Real Property;

(c)     Hardin is not obligated under any right of first refusal, option or other contractual right to sell, assign, or otherwise dispose of any of the Hardin Real Property; and

(d)     no Affiliate of Hardin owns or leases any real property that constitutes part of the Business.

5.14     Litigation. There are no actions, suits, claims, arbitrations, enforcement actions, or proceedings pending or, to MPCI’s knowledge, threatened by or before any arbitrator or Governmental Authority, with respect to Hardin, the Hardin Assets, or the Business which would have a Material Adverse Effect or otherwise be material to the Business or the ownership and operation of the Hardin Assets taken as a whole.

5.15     Permits. Hardin possesses all Permits required by law, necessary for the conduct of Business and the ownership and operation of the Hardin Assets in the manner currently conducted by Hardin, except where the failure to possess such Permits would not be material to the conduct of the Business or the ownership and operation of the Hardin Assets taken as a whole; and there are no unresolved notices of violation with respect to any such Permit and each such Permit is valid, binding and in full force and effect.

5.16 Environmental Matters.

(a)     To MPCI’s knowledge, there are no environmental remediation activities currently underway at any of the Hardin Real Property.

(b)     No Environmental Condition exists that has given or reasonably would be expected to give rise to any claims, notices of violation, litigation, stop orders, or demands by any person or Governmental Authority based on any claim of Release or threatened Release of Hazardous Substances into the environment or the threat of injury or damage to human health or the environment from any of the Hardin Assets that would constitute a Material Adverse Effect.

(c) Neither Hardin nor any of its Affiliates have, in the last three years prior to the date of this Agreement, received any notice that Hardin is in violation of (or has any potential liability under) any Environmental Law or Permit that is applicable to the conduct of the Business or the ownership or operation of the Hardin Assets other than such notices where the subject matter of the notice has been finally resolved to the satisfaction of the Governmental Authority issuing such notice and for which Hardin has no further material obligations outstanding.

(d) Hardin is, and since January 1, 2014 has been, in compliance with all applicable Environmental Laws, except for failures to comply with such Environmental Laws did not and do not constitute a Material Adverse Effect, including timely possessing and complying with the terms and conditions of all environmental Permits, except for failure to timely possess or comply with the terms and conditions of all such environmental Permits which did not and do not constitute a Material Adverse Effect.

(e) There has been no Release, discharge or disposal of Hazardous Materials on or from any Hardin Real Property by Hardin related to the assets used in the Business in violation of any Environmental Laws or in a manner that constitute, individually or in the aggregate, a Material Adverse Effect.

5.17 Taxes.

(a)     All material Tax Returns that are required to be filed by or with respect to Hardin or the Hardin Assets on or prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed on or prior to the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects.

(b)     All material Taxes due and payable by or with respect to Hardin or the Hardin Assets (whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued. All withholding Taxes imposed on Hardin have been paid. There are no Liens (other than Permitted Liens) on any of the Hardin Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(c)     No Tax Proceeding of or with respect to Hardin or the Hardin Assets is currently pending or has been proposed in writing or has been threatened that constitutes a Material Adverse Effect.

(d) No waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes of or with respect to Hardin or the Hardin Assets or any Tax Returns of or with respect to Hardin or the Hardin Assets.

(e)     Since the date of its formation, for U.S. federal income Tax purposes, each of Hardin, Logistics, and MPLX GP has been classified as an entity that is disregarded as being separate from its owner.

(f)     Hardin is not a party to a Tax allocation or sharing agreement or similar arrangement.

5.18 Financial Statements.

(a)     MPCI has made available to MPLX (i) the audited balance sheet as of December 31, 2014 and 2013, and consolidated statements of income, cash flows and equity/net investment for the years ended December 31, 2014 and 2013, with respect to the Business and the Assets, and (ii) the unaudited balance sheet as of December 31, 2015 and consolidated statements of income, cash flows and equity/net investment for the year end December 31, 2015 with respect to the Business and the Hardin Assets (collectively, the “Financial Statements”).

(b) The Financial Statements have been prepared from the books and records of MPCI and its Subsidiaries in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby.

(c) Hardin has no liabilities (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable or otherwise), other than (a) liabilities set forth in the Financial Statements, (b) liabilities that would not be required under GAAP to be disclosed, reflected, reserved against or otherwise provided for in the Financial Statements, (c) liabilities, other than indebtedness for borrowed money (or guarantees thereof), incurred in the ordinary course of business consistent with past practice since December 31, 2015 and (c) undisclosed liabilities, other than indebtedness for borrowed money (or guarantees thereof), which individually or in the aggregate, are immaterial.

5.19     Material Contracts. Disclosure Schedule 5.19 sets forth a true and complete listing of the Material Contracts. Each Material Contract is in full force and effect, and neither Hardin nor, to the knowledge of MPCI, any other party thereto, is in breach or default thereunder and no event has occurred that upon receipt of notice or lapse of time or both would constitute any breach or default thereunder, except for such breaches or defaults as would not, individually or in the aggregate, constitute a Material Adverse Effect. Neither Hardin nor any of its Affiliates has given or received from any third party any notice of any action or intent to terminate or amend in any material respect any Material Contract.

5.20     No Adverse Changes. Except for any actions taken by Hardin contemplated by this Agreement or as described in the Financial Statements, from December 31, 2014, (a) Hardin has in all material respects (i) conducted the Business in the ordinary course consistent with past practices and (ii) used commercially reasonable efforts to preserve intact its material relationships with third parties with regard to the Business, (b) no fact, event, change, occurrence, development or circumstance has occurred that has had or would reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect, (c) there has not been any material damage or destruction to any material portion of the Hardin Assets other than damage or destruction that has been repaired, and (d):

(i) Hardin’s organizational documents have not been modified in any manner;

(ii)     except in the ordinary course consistent with past practices, Hardin has not sold, transferred or disposed of any assets used in the Business, including any right under any lease or Contract or any proprietary right or other intangible Asset;

(iii)     Hardin has not waived, released, canceled, settled or compromised any debt, Claim or right relating to the Business;

(iv) Hardin has not changed any accounting method or practice relating to the Business in a manner that is inconsistent with past practice in a way that would materially and adversely affect the Business and/or Hardin;

(v) Hardin has not failed to maintain its limited liability company existence, and has not consolidated with any other Person or acquired all or substantially all of the Hardin Assets of any other Person;

(vi) Hardin has not liquidated, dissolved, recapitalized, reorganized or otherwise wound up itself or the Business;

(vii) Hardin has not purchased any securities of any Person, except for short-term investments made in the ordinary course of business; and

(viii) Hardin has not agreed or committed to do any of the foregoing.

5.21      Capital Projects; Purchase Orders. Disclosure Schedule 5.21 sets forth (a) a true and complete list and description of all material capital projects related to the Hardin Assets and/or the Business that are in progress as of the date hereof and a good faith estimate as of the date hereof of the associated costs on a project by project basis, and (b) a true and complete list as of the date hereof of all outstanding orders for the purchase of goods or services by or on behalf of Hardin in an amount in excess of $100,000.

5.22     Employees; Plans. Hardin does not have, and has never had, any employees, independent contractors, or consultants. Hardin does not currently and has never maintained or contributed to any Plan or been a participating employer in any Plan. Hardin has no liability, contingent or otherwise, with respect to any Plan.

5.23 Working Capital. Except for the distribution and payments set forth in Section 10.4, since January 1, 2015, Hardin has collected, paid and otherwise maintained the Current Assets, Current Liabilities and the net balance of both in the ordinary course and in a manner and amounts consistent with past practices.

5.24     Disclaimer of Warranties. Except as expressly set forth in this Article 5, MPCI makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including, without limitation, any opinion, information or advice that may have been provided by any officer, shareholder, director, employee, agent or consultant of MPCI, or its Affiliates. EXCEPT AS SPECIFICALLY REPRESENTED AND WARRANTED IN THIS ARTICLE 5, THE SALE OF THE MEMBERSHIP INTERESTS IS ON AN “AS IS” BASIS, AND MPCI DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 6
[This Article intentionally left blank]

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF LOGISTICS

Logistics represents and warrants as of the date hereof and as of the Closing Date as follows:

7.1     Logistics Membership Interests. Immediately before its contribution of such interests to MPLX, Logistics will own the Logistics Membership Interests free and clear of all Liens. As of the Effective Time, the Logistics Membership Interests will be validly issued, fully paid, and nonassessable.

7.2     Organization. Logistics is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be qualified, except to the extent that the failure to be so qualified would not have a Material Adverse Effect. Logistics has the limited liability company power to conduct its business as presently conducted, to own and hold the properties used in connection therewith.

7.3     Authority and Action. Logistics has the limited liability company power and authority to enter into this Agreement and to perform all of its obligations and consummate the transactions contemplated hereby. Logistics has taken or will take all necessary and appropriate limited liability company actions to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement, when duly executed and delivered, will constitute a valid and binding obligation of Logistics, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

7.4     No Violation. The execution and delivery of this Agreement (or any related instrument) by Logistics does not, and the consummation of the transactions contemplated hereby and the performance by Logistics of the obligations that it is obligated to perform hereunder do not and at the Closing will not: (a) violate any provision of the limited liability company agreement of Logistics; (b) violate, or result in the violation of or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any lien upon the Logistics Membership Interests pursuant to, any Lien, Permit, agreement or other instrument to which Logistics is a party, or by which Logistics is bound; or (c) contravene or violate any municipal, state or federal ordinance, law, rule, regulation, judgment, order, writ, injunction, or decree in any material respect.

7.5 Common Units.

(a) Logistics understands that the Common Units to be issued to it pursuant to this Agreement have not been registered under the 1933 Act, or under any applicable state securities laws, and neither MPLX nor any of its Affiliates has any obligation to register the Common Units under the 1933 Act or to register or qualify the offer or sale of the Common Units with any state on the basis that the offering is exempt from registration under the 1933 Act and the rules and regulations promulgated thereunder. Logistics further acknowledges that the Common Units cannot be sold, assigned, or otherwise transferred unless subsequently registered under the 1933 Act and under applicable state securities laws or if an exemption from registration or qualification is then available. As such, Logistics further agrees that it will not sell, assign, or transfer any Common Units unless such Common Units are registered under the 1933 Act and qualified under applicable state securities laws or if an exemption from such registration or qualification is then available in the reasonable opinion of counsel to Logistics. Logistics understands that there is not, nor is there likely to be, a public market for the Common Units and represents that it can afford to hold such Common Units for an indefinite period of time.

(b) Logistics is acquiring the Common Units as contemplated herein for its own account and for its purposes only, with no intention of assigning any participation or interest therein, and not with a view to, or in connection with, making a distribution thereof in violation of federal or state securities laws.
7.6     Disclaimer of Warranties. Except as expressly set forth in this Article 7, Logistics makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including, without limitation, any opinion, information or advice that may have been provided by any officer, shareholder, director, employee, agent or consultant of Logistics, or its Affiliates.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES OF MPLX

MPLX represents and warrants as of the date hereof and as of the Closing Date as follows:

8.1     Issued Units. The issuance of the Issued Units pursuant to this Agreement have been duly authorized and approved by all necessary limited partnership actions, and the Issued Units, when issued, will be validly issued, fully paid and non-assessable.

8.2.     Organization. MPLX is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be qualified, except to the extent that the failure to be so qualified would not have a Material Adverse Effect. MPLX has the limited partnership power to conduct its business as presently conducted, to own and hold the properties used in connection therewith.

8.3     Authority and Action. MPLX has the limited partnership power and authority to enter into this Agreement and to perform all of its obligations and consummate the transactions contemplated hereby. MPLX has taken or will take all necessary and appropriate limited partnership actions to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement, when duly executed and delivered, will constitute a valid and binding obligation of MPLX, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

8.4     No Violation. The execution and delivery of this Agreement (or any related instrument) by MPLX does not, and the consummation of the transactions contemplated hereby and the performance by MPLX of the obligations that it is obligated to perform hereunder do not and at the Closing will not: (a) violate any provision of the MPLX Partnership Agreement; or (b) contravene or violate any municipal, state or federal ordinance, law, rule, regulation, judgment, order, writ, injunction, or decree in any material respect.
8.5 Logistics Membership Interests.

(a)     MPLX understands that the Logistics Membership Interests to be contributed pursuant to this Agreement have not been registered under the 1933 Act, or under any applicable state securities laws, and Logistics has no obligation to register the Logistics Membership Interests under the 1933 Act or to register or qualify the offer or sale of the Logistics Membership Interests with any state on the basis that the offering is exempt from registration under the 1933 Act and the rules and regulations promulgated thereunder. MPLX further acknowledges that the Logistics Membership Interests cannot be sold, assigned, or otherwise transferred unless subsequently registered under the 1933 Act and under applicable state securities laws or if an exemption from registration or qualification is then available. As such, MPLX further agrees that it will not sell, assign, or transfer any Logistics Membership Interests unless such Logistics Membership Interests are registered under the 1933 Act and qualified under applicable state securities laws or if an exemption from such registration or qualification is then available in the reasonable opinion of counsel to MPLX. MPLX understands that there is not, nor is there likely to be, a public market for the Logistics Interests and represents that it can afford to hold such Logistics Membership Interests for an indefinite period of time.

(b) MPLX is acquiring the Logistics Membership Interests as contemplated herein for its own account and for its purposes only, with no intention of assigning any participation or interest therein, and not with a view to, or in connection with, making a distribution thereof in violation of federal or state securities laws.
8.6 MPLX GP Membership Interests.

(a)     MPLX understands that the MPLX GP Membership Interests to be contributed pursuant to this Agreement have not been registered under the 1933 Act, or under any applicable state securities laws, and MPLX GP has no obligation to register the MPLX GP Membership Interests under the 1933 Act or to register or qualify the offer or sale of the MPLX GP Membership Interests with any state on the basis that the offering is exempt from registration under the 1933 Act and the rules and regulations promulgated thereunder. MPLX further acknowledges that the MPLX GP Membership Interests cannot be sold, assigned, or otherwise transferred unless subsequently registered under the 1933 Act and under applicable state securities laws or if an exemption from registration or qualification is then available. As such, MPLX further agrees that it will not sell, assign, or transfer any MPLX GP Membership Interests unless such MPLX GP Membership Interests are registered under the 1933 Act and qualified under applicable state securities laws or if an exemption from such registration or qualification is then available in the reasonable opinion of counsel to MPLX. MPLX understands that there is not, nor is there likely to be, a public market for the MPLX GP Membership Interests and represents that it can afford to hold such MPLX GP Membership Interests for an indefinite period of time.

(b)     MPLX is acquiring the MPLX GP Membership Interests as contemplated herein for its own account and for its purposes only, with no intention of assigning any participation or interest therein, and not with a view to, or in connection with, making a distribution thereof in violation of federal or state securities laws.

8.7     Disclaimer of Warranties. Except as expressly set forth in this Article 8, MPLX makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including, without limitation, any opinion, information or advice that may have been provided by any officer, shareholder, director, employee, agent or consultant of MPLX, or its Affiliates.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES OF MPLX GP

MPLX GP represents and warrants as of the date hereof and as of the Effective Time as follows:

9.1     MPLX GP Membership Interests. As of the Closing, MPLX GP will own the MPLX GP Membership Interests free and clear of all Liens. As of the Closing, the MPLX GP Membership Interests will be validly issued, fully paid, and nonassessable.

9.2     Organization. MPLX GP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be qualified, except to the extent that the failure to be so qualified would not have a Material Adverse Effect. MPLX GP has the limited liability company power to conduct its business as presently conducted, to own and hold the properties used in connection therewith.

9.3     Authority and Action. MPLX GP has the limited liability company power and authority to enter into this Agreement and to perform all of its obligations and consummate the transactions contemplated hereby. MPLX GP has taken or will take all necessary and appropriate limited liability company actions to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement, when duly executed and delivered, will constitute a valid and binding obligation of MPLX GP, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

9.4     No Violation. The execution and delivery of this Agreement (or any related instrument) by MPLX GP does not, and the consummation of the transactions contemplated hereby and the performance by MPLX GP of the obligations that it is obligated to perform hereunder do not and at the Closing will not: (a) violate any provision of the limited liability company agreement of MPLX GP; (b) violate, or result in the violation of or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any lien upon the MPLX GP Membership Interests pursuant to, any Lien, Permit, agreement or other instrument to which MPLX GP is a party, or by which MPLX GP is bound; or (c) contravene or violate any municipal, state or federal ordinance, law, rule, regulation, judgment, order, writ, injunction, or decree in any material respect.

9.5 GP Units.

(a) MPLX GP understands that the GP Units to be issued to it pursuant to this Agreement have not been registered under the 1933 Act, or under any applicable state securities laws, and neither MPLX nor any of its Affiliates has any obligation to register the GP Units under the 1933 Act or to register or qualify the offer or sale of the GP Units with any state on the basis that the offering is exempt from registration under the 1933 Act and the rules and regulations promulgated thereunder. MPLX GP further acknowledges that the GP Units cannot be sold, assigned, or otherwise transferred unless subsequently registered under the 1933 Act and under applicable state securities laws or if an exemption from registration or qualification is then available. As such, MPLX GP further agrees that it will not sell, assign, or transfer any GP Units unless such GP Units are registered under the 1933 Act and qualified under applicable state securities laws or if an exemption from such registration or qualification is then available in the reasonable opinion of counsel to MPLX GP. MPLX GP understands that there is not, nor is there likely to be, a public market for the GP Units and represents that it can afford to hold such GP Units for an indefinite period of time.

(b)     MPLX GP is acquiring the GP Units as contemplated herein for its own account and for its purposes only, with no intention of assigning any participation or interest therein, and not with a view to, or in connection with, making a distribution thereof in violation of federal or state securities laws.

9.6     Disclaimer of Warranties. Except as expressly set forth in this Article 9, MPLX GP makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including, without limitation, any opinion, information or advice that may have been provided by any officer, shareholder, director, employee, agent or consultant of MPLX GP, or its Affiliates.
ARTICLE 10
PRE-CLOSING COVENANTS

10.1     Satisfaction of Conditions Precedent. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, each Party will use all Commercially Reasonable Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including without limitation, obtaining any and all necessary local, state, and federal government approvals with respect to the proposed transaction and the satisfaction of the other conditions precedent set forth in Article 12; provided, however, no Party shall be required to take or cause to be taken any action, or to do or cause to be done any thing, this Agreement contemplates to be taken or done, or caused to be taken or done, by another Party.
10.2     Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use all Commercially Reasonable Efforts to obtain any required authorizations, consents, and approvals of Governmental Authorities. Each of the Parties will give prompt notice to the other of any event or circumstance which could give rise to a breach of any representation, warranty or covenant contained in this Agreement, or of any condition which could reasonably be expected to delay or prevent the Closing hereunder.
10.3     Conduct of Business. From the date hereof until the Closing, MPCI will, and will cause Hardin to, conduct the Business in the ordinary course consistent with past practices; and MPCI will not permit Hardin to take any of the following actions, except with the prior written consent of the other Party or as otherwise contemplated by this Agreement:
(a)    amend the Hardin LLC Agreement or other organizational documents;
(b)    authorize, issue, subdivide or reclassify any limited liability company membership interests, including without limitation the Membership Interests, of Hardin; amend, change or alter the rights, preferences or privileges thereof; or issue any options, warrants or rights to acquire any limited liability company membership interests of Hardin or any interest therein;
(c)    enter into any consolidation, merger, reorganization or the like;
(d)    borrow money, mortgage, re-mortgage, pledge, hypothecate or otherwise encumber any material assets other than in the ordinary course of business consistent with past practices;
(e)    sell, lease, lend, exchange or otherwise dispose of any material assets, except inventory in the ordinary course of business consistent with past practices;
(f)    except for the distribution and payments set forth in Section 10.4, declare, set aside, make or pay any dividend or distribution with respect to its equity interests; or
(g)    enter into an agreement to accomplish any of the items set forth in Sections 10.3(a) through (f).

10.4     Termination of Participation in MPCIF. Prior to the Closing Date, MPC shall cause Hardin to provide written notice to MPC Investment Fund, Inc. (“MPCIF”) of its termination of participation in the Account Agreement dated June 21, 2011 which shall result in the elimination of any balances of Hardin with MPCIF (the intercompany accounts receivable with trading partner 4003), and Hardin shall distribute all such cash received from MPCIF as a result of terminating the Hardin account to MPCI net of the payment of the intercompany accounts payable balance with MPCIF (trading partner 4003).

ARTICLE 11
POST-CLOSING COVENANTS/ TAX MATTERS

11.1     General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor).
11.2     Transfer Taxes. All sales, use, transfer, filing, recordation, registration and similar Taxes arising from or associated with the transactions contemplated by this Agreement other than Taxes based on income or net worth (“Transaction Taxes”), shall be borne fifty percent (50%) by MPLX and fifty percent (50%) by MPCI. To the extent under applicable law, the transferee is responsible for filing Tax Returns in respect of Transaction Taxes, MPCI shall prepare and file all such Tax Returns. The Parties shall provide such certificates and other information and otherwise cooperate.
11.3 Liability for Taxes.
(a)     MPCI shall be liable for, and shall indemnify and hold MPLX, and any other MPLX’s Affiliates harmless from any Taxes, together with any costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (“Tax Losses”), (i) imposed on or incurred by Hardin by reason of Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation which is attributable to having been a member of any consolidated, combined or unitary group on or prior to and including the Closing Date, (ii) any Tax Losses (other than Tax Losses described in clause (i) above) imposed on or incurred by or with respect to Hardin or the Hardin Assets with respect to the period prior to and including the Closing Date, or (iii) attributable to a breach by MPCI of any representation (other than those contained in Section 5.17, to which Article 4 shall be applicable), warranty or covenant with respect to Taxes in this Agreement; provided, however, MPCI’s liability for Tax Losses hereunder shall be reduced by the amount of any Taxes included in such Tax Losses to the extent reflected in the Current Liabilities of Hardin as of the Closing Date.
(b)      MPLX shall be liable for, and shall indemnify and hold MPCI, Logistics, MPLX GP and each of their respective Affiliates (other than MPLX and their subsidiaries) harmless from, any Tax Losses (i) imposed on or incurred by or with respect Hardin or the Hardin Assets with respect to the period after the Closing Date, or (ii) attributable to a breach by MPLX of any covenant with respect to Taxes in this Agreement.
(c) Whenever it is necessary for purposes of this Article 11 to determine the amount of any Taxes imposed on or incurred by or with respect to Hardin or the Hardin Assets for a taxable period beginning before and ending after the Closing Date which is allocable to the period prior to and including the Closing Date, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes, on a per diem basis and, in the case of other Taxes, by the closing of the books method pursuant to IRC Section 706. Notwithstanding anything to the contrary herein, any franchise tax paid or payable with respect to Hardin or the Hardin Assets shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise tax.

11.4 Tax Returns.

(a)     The Parties agree that MPCI shall cause to be included in the consolidated United States federal income Tax Returns (and the state, local or foreign income Tax Returns of any jurisdiction that permits consolidated, combined or unitary income Tax Returns, if any) of the MPC Tax Group for all periods ending on or before the Closing Date, all the items of income, gain, loss, deduction and credit (“Tax Items”) with respect to Hardin or the Hardin Assets which are required to be included therein, shall cause such Tax Returns to be timely filed with the appropriate Taxing Authorities, and shall be responsible for the timely payment of all Taxes due with respect to the periods covered by such Tax Returns.

(b)     With respect to any Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date with respect to Hardin or the Hardin Assets that is not described in Section 11.3(a) above, MPCI shall cause such Tax Return to be prepared, cause to be included in such Tax Return all Tax Items required to be included therein, cause such Tax Return to be filed timely with the appropriate Taxing Authority, and be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return.

(c)      With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to Hardin or the Hardin Assets, MPCI shall cause such Tax Return to be prepared, cause to be included in such Tax Return all Tax Items required to be included therein, furnish a copy of such Tax Return to MPLX, cause such Tax Return to be filed timely with the appropriate Taxing Authority, and be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return; provided that, not later than five (5) days prior to the due date for payment of Taxes with respect to any such Tax Returns, MPLX shall pay to MPCI the amount of any Taxes shown as due on such Tax Returns for the period before the Closing Date.

(d)      With regard to any Tax Return not yet filed for any taxable period that begins before the Closing Date with respect to Hardin or the Hardin Assets, MPCI shall use commercially reasonable efforts to cause such Tax Return to be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Applicable Law), and to the extent any items are not covered by past practices, in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

(e)     The Parties shall cooperate fully, and cause their Affiliates to cooperate fully, as and to the extent reasonable requested by the other Party, to accomplish the apportionment of income described pursuant to this Article XI, requests for the provision of any information or documentation within the knowledge or possession of the other Party as reasonably necessary to facilitate compliance with financial reporting obligations, and any audit, litigation or other retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. MPLX and MPCI will use their respective commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Hardin Assets relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority. MPCI and MPLX each agree, upon request, to use their respective commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.
11.5     Tax Treatment of the Transaction. The Parties acknowledge and agree that for U.S. federal income tax purposes (and to the extent permitted for state and local income Tax purposes) to treat and report the transactions contemplated under this Agreement as follows:
(a)     with respect to the Logistics Issued Units issued to Logistics in exchange for the Logistics Membership Interests, as a tax-free contribution to MPLX of an undivided interest in the Hardin Assets under Section 721 of the Code; and

(b)     with respect to the MPLX GP Issued Units issued to MPLX GP in exchange for the MPLX GP Membership Interests, as a tax-free contribution to MPLX of an undivided interest in the Hardin Assets under Section 721 of the Code.

The MPCI and MPLX agree to act at all times in manner consistent with the U.S. federal income tax treatment as set forth in this Section 11.5.

11.6 Conflicts. In the event of a conflict between the provisions of this Article 11 and any other provisions of this Agreement, the provisions of this Article 11 shall control.

ARTICLE 12
CONDITIONS PRECEDENT

12.1     Conditions to Each Party’s Obligations. The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable laws) on or prior to the Closing Date of all of the following conditions:

(a)     no investigations, inquiry, proceeding or claim has been initiated or received by or asserted or threatened against a Party by any private party or by any government or governmental agency, relating to the validity, invalidity or legality of this Agreement and its consummation under any state or federal statute, or rules, regulations, order or guidelines promulgated pursuant thereto; and

(b)     all necessary filings and notifications under the HSR Act, if any, shall have been made and the waiting period referred to in the HSR Act applicable to the transaction shall have expired or been terminated; and any other government approvals obtained. The Parties shall cooperate to obtain any and all necessary local, state, and federal government approvals with respect to the proposed transaction.

12.2     Conditions to the Obligation of MPLX. The obligation of MPLX to proceed with the Closing is subject to the satisfaction or waiver by MPLX on or prior to the Closing Date of the following conditions:

(a)     MPCI, Logistics and MPLX GP shall have performed the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date in all material respects;

(b)     (i) the Fundamental Representations shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of MPCI, Logistics and MPLX GP made in this Agreement shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of the representations and warranties to be true and correct, individually or in the aggregate, does not constitute a Material Adverse Effect;

(c)     MPCI, Logistics and MPLX GP shall have delivered to MPLX certificates dated the Closing Date and signed by an authorized officer of each confirming the foregoing matters set forth in clauses (a) and (b) of this Section 12.2;

(d) MPCI, Logistics and MPLX GP shall have delivered or caused the delivery of the Closing deliverables set forth in Sections 15.2 and 15.4;

(e) MPC and Hardin shall have executed the First Amendment to Amended and Restated Transportation Services Agreement attached hereto at Exhibit 4; and

(f) between the date hereof and the Closing Date, a Material Adverse Effect shall not have occurred.

12.3     Conditions to the Obligations of MPCI, Logistics and MPLX GP. The obligation of MPCI, Logistics and MPLX GP to proceed with the Closing is subject to the satisfaction or waiver by MPCI, Logistics or MPLX GP on or prior to the Closing Date of the following conditions:

(a)     MPLX shall have performed the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date in all material respects;

(b)     the representations and warranties of MPLX made in this Agreement shall be true and correct (without regard to qualifications as to materiality contained therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

(c)     MPLX shall have delivered to MPCI, Logistics and MPLX GP a certificate dated the Closing Date and signed by an authorized officer confirming the foregoing matters set forth in clauses (a) and (b) of this Section 12.3; and

(d)     MPLX shall have delivered or caused the delivery of the Closing deliverables set forth in Sections 15.3 and 15.5.
ARTICLE 13
TERMINATION

13.1     Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)    by mutual written consent of all the Parties.

(b)    by any Party if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any law that is in effect and has the effect of making the consummation of the transactions this Agreement contemplates illegal or of prohibiting or otherwise preventing the consummation of the transactions this Agreement contemplates or (ii) issued or entered any order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the consummation of the transactions this Agreement contemplates illegal or of prohibiting or otherwise preventing the consummation of the transactions this Agreement contemplates; provided, however, the right to terminate this Agreement under Section 13.1(b)(ii) shall not be available to a Party if such order was primarily due to the failure of such Party to perform any of its obligations under this Agreement.

(c)    by any Party if the Closing shall not have occurred by August 1, 2016 (the “Outside Date”); provided that such right to terminate this Agreement under this Section 13.1(c) shall not be available to a Party if such Party has materially breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date.

(d)    by MPLX if at any time the representations and warranties of MPCI or Logistics or MPLX GP contained in this Agreement shall fail to be true and correct or MPCI or Logistics shall at any time have failed to perform and comply with all agreements and covenants contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 12.1 or Section 12.2 would not be fulfilled and (ii) if capable of cure, shall not have been cured within 10 days of the failing Party’s receipt of written notice thereof, or, if earlier, the Outside Date.

(e)    by MPCI, Logistics or MPLX GP if at any time the representations and warranties of MPLX contained in this Agreement shall fail to be true and correct or MPLX shall at any time have failed to perform and comply with all agreements and covenants contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 12.1 or Section 12.3 would not be fulfilled and (ii) if capable of cure, shall not have been cured within 10 days of MPLX’s receipt of written notice thereof, or, if earlier, the Outside Date.

13.2     Notice of Termination. A Party may exercise its right to terminate this Agreement by giving written notice of termination from time to time to the other Parties specifying the basis for termination. MPLX may not exercise any right to terminate this Agreement without the prior approval of the Conflicts Committee.

13.3     Effect of Termination. If this Agreement is terminated pursuant to the provisions of this Article 13, this Agreement shall become void and have no effect, and there shall be no further liability on the part of any Party to any person in respect of this Agreement; provided, however, the covenants and agreements contained in Article 16 and in this Section 13.3 shall survive the termination of this Agreement; and provided further, except as otherwise provided in this Agreement, no such termination shall relieve any Party of any liability resulting from any breach of this Agreement prior to the time of such termination.

ARTICLE 14
FURTHER ASSURANCES

14.1     Each of the Parties, from time to time, upon the reasonable request of another, shall execute, acknowledge or deliver or cause to be executed, acknowledged or delivered in proper form, such instruments, documents, certifications and further assurances and take such further action as may be necessary or appropriate to carry out the purposes of this Agreement and the transactions contemplated hereunder.

ARTICLE 15
CLOSING

The Closing of this Agreement shall be conducted as follows, with the performance of the Parties to be mutually dependent, and all transfers deemed to have taken place simultaneously.

15.1     Closing. Subject to satisfaction or waiver of the conditions set forth in Article 12, the Closing of the transactions contemplated by this Agreement shall occur on March 31, 2016 or, if all of the conditions set forth in Article 12 are not satisfied or waived by such date, such other date as the Parties may agree (the “Closing Date”). The transactions contemplated by this Agreement shall be effective as of Effective Time.

15.2    Deliveries by Logistics. At Closing, Logistics shall deliver to MPLX:

(a)     a Contribution and Assumption Agreement substantially in the form of Exhibit 3, duly executed by Logistics;

(b)     appropriate resolutions and other similar documents of Logistics, to fully implement this Agreement;

(c)     a properly executed certificate of Logistics certifying that Logistics is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended;
(d)     the certificate described in Section 12.2(c), duly executed by an officer of Logistics; and

(e)     each other document or instrument specified in or as may be reasonably required by this Agreement.

15.3     Deliveries by MPLX to Logistics. At Closing, MPLX shall deliver to Logistics:

(a)    a Contribution and Assumption Agreement substantially in the form of Exhibit 3, duly executed by MPLX;

(b)    appropriate resolutions and other similar documents of MPLX, to fully implement this Agreement;

(c)    the certificate described in Section 12.3(c), duly executed by an officer of MPLX; and
(d)     each other document or instrument specified in or as may be reasonably required by this Agreement.

15.4     Deliveries by MPLX GP to MPLX. At Closing, MPLX GP shall deliver to MPLX:

(a)     a Contribution and Assumption Agreement substantially in the form of Exhibit 4, duly executed by MPLX GP;

(b)     appropriate resolutions and other similar documents of MPLX GP, to fully implement this Agreement;

(c)     a properly executed certificate of MPLX GP certifying that Logistics is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended;

(d) the certificate described in Section 12.2(c), duly executed by an officer of MPLX GP; and

(e)     each other document or instrument specified in or as may be reasonably required by this Agreement.

15.5     Deliveries by MPLX to MPLX GP. At Closing, MPLX shall deliver to MPLX GP:

(a)     a Contribution and Assumption Agreement substantially in the form of Exhibit 4, duly executed by MPLX;

(b)     appropriate resolutions and other similar documents of MPLX, to fully implement this Agreement;

(c)     the certificate described in Section 12.3(c), duly executed by an officer of MPLX; and

(d)     each other document or instrument specified in or as may be reasonably required by this Agreement.

15.6     Issuance of Issued Units. No later than the fifth business day following the Closing, MPLX shall issue (a) the Logistics Issued Units and deliver to Logistics evidence (reasonably satisfactory to Logistics) of such number of Common Units, and (b) the MPLX GP Issued Units and deliver to MPLX GP evidence (reasonably satisfactory to MPLX GP) of such number of GP Units.

ARTICLE 16
MISCELLANEOUS

16.1     Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective Parties and their permitted successors and assigns. A Party’s rights under this Agreement may not be assigned without the prior written consent of all other Parties, which consent may be withheld for any reason. Any purported assignment in violation of the foregoing shall be void ab initio.

16.2 Entire Understanding, Headings and Amendment.

(a)     This entire Agreement and the attached Annexes and Exhibits and all documents to be executed and delivered pursuant hereto constitute the entire understanding between the Parties, and supersede all previous agreements of any sort. Article headings are included only for purposes of convenience and shall not be construed as a part of this Agreement or in any way affecting the meaning of the provisions of this Agreement or its interpretation.

(b)     This Agreement may not be amended or modified orally and no amendment or modification shall be valid unless in writing and signed by the Parties; provided, any such amendment or modification must be approved by the Conflicts Committee. Notwithstanding the foregoing, MPCI shall have the right until one (1) day prior to the Closing Date to amend or supplement any of Schedule 5.12, 5.13, 5.19 and/or 5.21:
(i)    based on events or matters that arise after the date of this Agreement in the ordinary course of business, such amendment or supplement shall be immediately effective and the disclosure schedules shall be read for all purposes as so amended or supplemented.

16.3     Rights of Third Parties. This Agreement shall not be construed to create any lien or encumbrance on the MPCI Membership Interests, the Logistics Membership Interests, the MPLX GP Membership Interests, or any Common Units or GP Units or to create any express or implied rights in any persons other than the Parties, except as provided for in Article 3.

16.4     Notices. All notices shall be in writing and shall be delivered or sent by first-class mail, postage prepaid, overnight courier or by means of electronic transmission. Any notice sent shall be addressed as follows:

(a)	If to MPCI:

MPC Investment LLC
539 South Main Street
Findlay, Ohio 45840
Attn: President

With copy (which shall not constitute notice) to:

Marathon Petroleum Company LP
539 South Main Street
Findlay, Ohio 45840
Attn: General Counsel

(b)	If to MPLX:

MPLX LP
c/o MPLX GP LLC
200 East Hardin Street
Findlay, Ohio 45840
Attn: President

With copies (which shall not constitute notice) to:

MPLX GP LLC

200 East Hardin Street
Findlay, Ohio 45840
Attn: General Counsel

MPLX GP LLC
200 East Hardin Street
Findlay, Ohio 45840
Attn: Conflicts Committee Chairman

(c)	If to Logistics:

MPLX Logistics Holdings LLC
539 South Main Street
Findlay, Ohio 45840
Attn: President

With copy (which shall not constitute notice) to:

Marathon Petroleum Company LP
539 South Main Street
Findlay, Ohio 45840
Attn: General Counsel

(d)	If to MPLX GP:

MPLX GP LLC
200 East Hardin Street
Findlay, Ohio 45840
Attn: President

With copy (which shall not constitute notice) to:

MPLX GP LLC
200 East Hardin Street
Findlay, Ohio 45840
Attn: General Counsel

Any notice required hereunder shall be effective when sent if given in the manner set forth above.

16.5 Choice of Law; Mediation; Submission to Jurisdiction.

(a) This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. EACH OF THE PARTIES AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT

THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTY OF THE NAME AND ADDRESS OF SUCH AGENT.

(b) If the Parties cannot resolve any dispute or claim arising under this Agreement, then no earlier than 10 days nor more than 60 days following written notice to the other Party, any Party to such dispute or claim may initiate mandatory, non-binding mediation hereunder by giving a notice of mediation (a “Mediation Notice”) to the other Party. In connection with any mediation pursuant to this Section 16.5(b), the mediator shall be jointly appointed by the Parties and the mediation shall be conducted in Findlay, Ohio unless otherwise agreed by the Parties. All costs and expenses of the mediator appointed pursuant to this Section 16.5(b) shall be shared equally and paid by the Parties. The then-current Model ADR Procedures for Mediation of Business Disputes of the Center for Public Resources, Inc., either as written or as modified by mutual agreement of the Parties, shall govern any mediation pursuant to this Section 16.5(b). In the mediation, each Party shall be represented by one or more senior representatives who shall have authority to resolve any disputes. If a dispute or claim has not been resolved within 30 days after the receipt of the Mediation Notice by a Party, then any Party may refer the resolution of the dispute or claim to litigation.

(c)    Subject to Section 16.5(b), each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state courts located in Delaware and (i) waives any objection to laying venue in any such action or proceeding in such courts, (ii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iii) agrees that, to the fullest extent permitted by law, service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 16.4. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided herein and shall not be deemed to confer rights on any person other than the Parties

16.6     Time of the Essence. Time is of the essence in the performance of this Agreement in all respects. If the date specified herein for giving any notice or taking any action is not a business day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a business day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a business day.

16.7	Waiver and Severability.

(a)     No waiver, either express or implied, by any Party hereto of any term or condition of this Agreement or right to enforcement thereof shall be effective, unless such waiver is in writing and signed by both Parties. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way adversely affect the rights of the Party granting such waiver in any other respect or at any other time. The failure of any Party to exercise any rights or privileges under this Agreement shall not be construed as a waiver of any such rights or privileges under this Agreement. The rights and remedies provided in this Agreement are cumulative and, except as otherwise expressly provided in this Agreement, none is exclusive of any other or of any rights or remedies that any Party may hereunder or otherwise have at law or in equity.

(b)     Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

16.8     Costs and Expenses. Except as otherwise specifically provided in this Agreement, each Party will bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

16.9     Counterpart Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed the day and year first above written.

MPC Investment LLC

By:	/s/ Gary R. Heminger
Gary R. Heminger
President and Chief Executive Officer

MPLX Logistics Holdings LLC

By:	/s/ Timothy T. Griffith
Timothy T. Griffith
Vice President

MPLX LP
By:	MPLX GP LLC, its General Partner

By:	/s/ Donald C. Templin
Donald C. Templin
President

MPLX GP LLC

By:	/s/ Donald C. Templin
Donald C. Templin
President

APPENDIX A

DEFINITION OF TERMS

Introductory Note--Construction. Whenever the context requires, the gender of all words used in the Agreement includes the masculine, feminine and neuter and terms defined in the singular have the corresponding meanings in the plural, and vice versa. Except as the Agreement otherwise specifies, all references herein to any law, are references to that law (and any rules and regulations promulgated thereunder), as the same may have been amended. The word “includes” or “including” means “including, but not limited to,” unless the context otherwise requires. The words “shall” and “will” are used interchangeably and have the same meaning. The words “this Agreement,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in the Agreement refer to the relevant agreement as a whole and not any particular Section or Article in which such words appear. If a word or phrase is defined, its other grammatical forms have a corresponding meaning. Whenever the Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. Time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends. Unless specifically provided for in this Agreement, the term “or” shall not be deemed to be exclusive. References to a person are also to its successors and/or permitted assigns, if any. All exhibits and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All references to currency in this Agreement shall be to, and all payments required under this Agreement shall be paid in, lawful currency of the United States.

Definitions.

“1933 Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Affiliate” means, as to any specified entity, any other entity that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under Common control with the specified entity. For purposes of this definition, “control” of an entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether by contract or otherwise. Notwithstanding anything herein to the contrary, for the purposes of this Agreement, (a) MPLX and its subsidiaries shall be deemed not to be “Affiliates” of MPCI, Logistics, MPLX GP or any of their other Affiliates, and (b) MPCI, Logistics and MPLX GP and their respective subsidiaries shall not be deemed “Affiliates” of MPLX and its subsidiaries.

“Agreement” has the meaning set forth in the preamble.

“Business” means the business of providing midstream marine crude oil, feedstocks and refined petroleum products as historically conducted by MPCI and its Affiliates using the Hardin Assets as conducted by Hardin from and after January 1, 2015.

“Cap” means the amount equal to fifteen percent (15%) of the Total Contributed Value.

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 15.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means efforts which are commercially reasonable under the relevant circumstances to enable a Party, directly or indirectly, to satisfy a condition to or otherwise assist in the consummation of a desired result and which do not require the performing Party to expend funds or assume obligations other than expenditures and obligations which are customary and reasonable in nature and amount in the context of a series of related transactions similar to the contemplated transactions.

“Common Unit” has the meaning set forth in the MPLX Partnership Agreement.

“Conflicts Committee” means the Conflicts Committee of the Board of Directors of MPLX GP LLC, the general partner of MPLX.

“Contract” means any contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, settlement, Permit, or other legally binding agreement.

“Current Assets” means cash and cash equivalents; receivables, less allowance for doubtful accounts; receivables from related parties; intercompany accounts receivable; inventories; and other current assets.

“Current Liabilities” means equity method investments; long-term intercompany receivables, property, plant and equipment, less depreciation; goodwill; intangible assets, less depreciation; long-term deferred income tax; and other current liabilities.

“Deductible” means the amount equal to one percent (1.0%) of the Total Contributed Value.

“Effective Time” means 11:59 pm local time in Findlay, Ohio on the Closing Date.

“Environmental Condition” means the existence of Hazardous Substances in or on the surface, soil, surface water or groundwater at, on or under the Hardin Real Property, or emanating or migrating from the Hardin Real Property to the real property or properties of another Person to the extent the levels of any such Hazardous Substances exceeds naturally occurring background levels in such areas.

“Environmental Laws” means any and all applicable federal, state or local law or statute, or regulations promulgated thereunder, together with any amendments thereto and all substitutions thereof, concerning the environment, preservation or reclamation of natural resources, natural resource damages, human health and safety, prevention or control of spills or pollution, or to the management (including without limitation generation, treatment, storage, transportation, arrangement for transport, disposal, arrangement for disposal or other handling), release or threatened release of Hazardous Substances, including without limitation, the Clean Water Act, also known as the Federal Water Pollution Control Act, 33 U.S.C. §1251 et, seq., the Oil Pollution Act of 1990, 33 U.S.C. §2701 et., seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et. seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et. seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99- 499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. §1101 et. seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et. seq., the Occupational Safety and Health Act, as amended, 29 U.S.C. §655 and §657, the Clean Air Act, 42 U.S.C, §7401 et. seq., the Safe Drinking Water Act, 42 U.S.C. §300f to §300j-26, the Hazardous Materials Transportation Authorization Act of 1994, 49 U.S.C. §5101 et. seq., the Atomic Energy Act of 1954 as amended, 42 U.S.C. §§2014, 2021(d), 2022, 2111, 2113 and 2114.

“Equity Interest” means capital stock, voting securities, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of the issuing entity.

“Financial Advisor” means Evercore Group L.L.C., the financial advisor to the Conflicts Committee.

“Fundamental Representations” has the meaning set forth in Section 4.3 (a).

“Financial Statements” has the meaning set forth in Section 5.18 (a).

“Governmental Authority” means any federal, state, local, foreign, multi-national, supra-national, national, regional or other governmental agency, authority, administrative agency, regulatory body, commission, board, bureau, agency, officer, official, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers or any other instrumentality or political subdivision thereof; provided, however, that such term shall not include any entity or organization that is engaged in industrial or commercial operations and is wholly or partly owned by any government, to the extent that such entity or organization is acting in a commercial capacity.

“GP Contributed Value” means $12,000,000.

“GP Unit” means “General Partner Unit” as such term is defined in the MPLX Partnership Agreement.

“Hardin” has the meaning set forth in the recitals.

“Hardin Assets” means the assets of Hardin that comprise the Hardin Real Property, its personal property, both tangible and intangible, and its books and records.

“Hardin LLC Agreement” means the Hardin Street Marine LLC Limited Liability Company Agreement dated May 22, 2014.

“Hardin Real Property” means the lands, both owned in fee and leased and any appurtenances thereto, upon which the assets of Hardin are situated.
“Hazardous Material” means each substance designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended and the rules and regulations promulgated thereunder.
“Indemnified Party” has the meaning set forth in Section 4.4.
“Indemnifying Party” has the meaning set forth in Section 4.4.
“Issued Units” has the meaning set forth in Section 3.4.

“Liens” means any security interest, lien, deed of trust, mortgage, pledge, charge, claim, restriction, easement, encumbrance or other similar interest or right.

“Logistics” has the meaning set forth in the preamble.

“Logistics Membership Interests” has the meaning set forth in the recitals.

“Logistics Contributed Value” means $588,000,000.

“Logistics Issued Units” has the meaning set forth in Section 3.2.

“Losses” has the meaning set forth in Section 4.1 (a).

“Material Adverse Effect” means any change, circumstance, effect or condition that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, financial condition, assets, liabilities or results of operations of the Business or Hardin, taken as a whole, (ii) the ownership of the Membership Interests, or (iii) any Party’s ability to enter into or perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, that the term “Material Adverse Effect” shall not include (1) other than any fact, change, effect, condition or event that:
(a)     generally affects economic conditions in any of the markets or geographical areas in which the Business operates;
(b)     generally affects economic conditions or the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market), including changes in (i) general financial or market conditions, (ii) currency exchange rates or currency fluctuations, (iii) prevailing interest rates or credit markets and (iv) the price of commodities or raw materials used in the Business;
(c)     generally affect the industries in which the Business operates;

(d)     result from national or international political or social actions or conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;
(2)     changes in Law, GAAP or other applicable accounting standards or interpretations thereof;
(3)     any failure to meet internal projections, public estimates or expectations with respect to the Business (it being understood that the underlying causes of such failure may be taken into consideration in determining whether a Material Adverse Effect has occurred); or
(4)     the announcement of, or the taking of any action contemplated by, this Agreement and the other agreements contemplated hereby; provided, however, that facts, changes, affects, conditions or events referred to in clauses (1)(a), (1)(b), (1)(c), (1)(d) and (2) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and only to the extent such facts, changes, affects, conditions or events has had or would reasonably be expected to have a disproportionate effect on Hardin or the Business as compared to other companies operating in similar businesses.
“Material Contract” means any Contract (other than any Contract granting any Permits, servitudes, easements or rights-of-way) material to the ownership or operation of the Businesses or the ownership, use or operation of the Hardin Assets, which shall include (a) each Contract between Hardin, on the one hand, and MPCI or an Affiliate thereof, on the other hand, (b) each Contract that provides for a limit on the ability of Hardin to compete in any line of business or in any geographic area during any period of time after the Closing, (c) each Contract evidencing indebtedness, whether secured or unsecured, including all loan agreements, line of credit agreements, indentures, mortgages, promissory notes, agreements concerning long and short-term debt, together with all security agreements or other lien documents related to or binding on Hardin or the Hardin Assets, and (d) each guarantee of the payment or performance by any other Person of any obligation whatsoever.
“Mediation Notice” has the meaning set forth in Section 16.5(b).

“Membership Interests” means collectively the Logistics Membership Interests and the MPLX GP Membership Interests.

“MPC” means Marathon Petroleum Company LP, a Delaware limited partnership.

“MPCI” has the meaning set forth in the preamble.

“MPCI Indemnitees” has the meaning set forth in Section 4.2.

“MPCI Membership Interests” has the meaning set forth in the recitals.

“MPCIF” has the meaning set forth in Section 10.4.

“MPC Tax Group” means the affiliated group of corporations within the meaning of Section 1504 of the Code which files a consolidated United States federal income Tax Return and as to which Marathon Petroleum Corporation, a Delaware corporation, is the common parent, and, in the case of any combined or unitary Tax Return, the group of corporations filing such Tax Return that includes MPCI.

“MPLX” has the meaning set forth in the preamble.

“MPLX GP” has the meaning set forth in the preamble.

“MPLX GP Membership Interests” has the meaning set forth in the recitals.

“MPLX GP Issued Units” has the meaning set forth in Section 3.4.

“MPLX Indemnitees” has the meaning set forth in Section 4.1(a).

“MPLX Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of MPLX LP dated October 31, 2012, including any and all amendments thereof.

“Outside Date” has the meaning set forth in Section 13.1(c).

“Party” has the meaning set forth in the preamble.

“Permit” means permits, licenses, certificates, orders, approvals, authorization, grants, consents, concessions, warrants, franchises and similar rights and privileges.

“Permitted Liens” means:
(i)     inchoate liens and charges imposed by law, Taxes, assessments, obligations under workers’ compensation, unemployment insurance or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet delinquent and that will be paid by Hardin, in the ordinary course of business, or the validity or amount of which is being contested in good faith by Hardin; provided, that Hardin shall be responsible for, and shall promptly pay when due, including any interest and penalties, all amounts finally determined to be owed that are the subject of such contest;
(ii)     easements, servitudes, leases, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions or encumbrances that are recorded in the public records or reflected on the final survey, and in all cases that do not materially interfere with or impact MPLX’s intended use of the Hardin Assets;
(iii)     defects or irregularities in title to the Hardin Real Property which do not materially (A) diminish the value of any of the Hardin Real Property or (B) interfere with the ordinary conduct of business or the use of any of the Hardin Real Property;
(iv)     any liens consisting of (A) statutory landlord’s liens under leases which Hardin, is a party or other liens on leased property reserved in leases thereof for rent or for compliance with the terms of such leases, (B) rights reserved to or vested in any Governmental Authority to control or regulate any property of Hardin or to limit the use of such property in any manner which does not materially impair the use of such property, (C) obligations or duties to any

Governmental Authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (D) zoning or other land use or Environmental Laws and ordinances of any Governmental Authority, in each case that arise in the ordinary course of business and that do not interfere with the ordinary conduct of the business by Hardin at such property; provided, that Hardin shall be responsible for, and shall promptly pay when due, including any interest and penalties, all amounts finally determined to be owed that are the subject of such contest; and
(v)     liens of carriers, warehousemen, mechanics, laborers and materialmen and similar charges that arise in the ordinary course of business, and that are either not filed of record and not delinquent or that are filed of record but are being contested in good faith by Hardin; provided, that Hardin shall be responsible for, and shall promptly pay when due, including any interest and penalties, all amounts finally determined to be owed that are the subject of such contest.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Plan” means, whether written or oral, each “employee benefit plan” within the meaning of Section 3(3) of ERISA (including “multiemployer plans” within the meaning of Section 3(37) of ERISA) and any and all employment, deferred compensation, change in control, severance, termination, loan, employee benefit, retention, bonus, pension, profit sharing, savings, retirement, welfare, incentive compensation, stock or equity-based compensation, stock purchase, stock appreciation, collective bargaining, fringe benefit, vacation, paid time off, sick leave or other similar agreements, plans, programs, policies, understandings or arrangements.

“Post-Closing Liabilities” means the liabilities which pertain to the ownership, operation or conduct of the Business or the Hardin Assets arising from any acts, omissions, events, conditions or circumstances that occur and are attributable to the period after the Effective Time.
“Pre-Closing Liabilities” means the liabilities which pertain to the ownership, operation or conduct of the Business or the Hardin Assets arising from any acts, omissions, events, conditions or circumstances that occur and are attributable to the period before the Effective Time, including any and all Claims pending at the Effective Time, excluding the Current Liabilities identified on the Financial Statements or otherwise incurred in the ordinary course of business consistent with past practices prior to the Closing Date.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing of any Hazardous Substance into the environment.

“Tax” means (i) any and all federal, state, provincial, county, local or foreign taxes or levies of any kind and any and all other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real property, personal property, escheat, asset, sales, use, franchise, license, payroll, transaction, capital, capital gains, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, disability, wage, employment, production, unemployment compensation, occupation, premium, windfall profits, transfer, gains, alternative or add-on minimum, stamp, documentary, recapture, business license, business organization, environmental, profits, lease, or other taxes or other charges imposed by or on behalf or payable to any Governmental Authority, together with any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any of the foregoing (whether or not disputed) and (ii) any transferee or other secondary or non-primary liability or other obligations with respect to any item in clause (i) above, whether such liability or obligation arises by assumption, operation of law, contract, indemnity, guarantee, as a successor or otherwise.

“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.

“Tax Items” has the meaning set forth in Section 11.4.

“Tax Losses” has the meaning set forth in Section 11.3.

“Tax Proceeding” means any action, audit, litigation or other proceeding for assessment or collection of Taxes.

“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.

“Third Party Claim” has the meaning set forth in Exhibit 1.

“Total Contributed Value” has the meaning set forth in Section 3.5.

“Transaction Taxes” has the meaning set forth in Section 11.2.

Exhibit 1

(a)    If any third party institutes any legal proceedings or asserts any claim or demand in respect of which indemnification is available under Section 4.1 or Section 4.2 of this Agreement, as applicable (a “Third Party Claim”), the Indemnified Party shall promptly give written notice of the assertion of the Third Party Claim to the Indemnifying Party; provided, however, failure of the Indemnified Party to so notify the Indemnifying Party shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect to such claim, except to the extent the Indemnifying Party is prejudiced by such failure.

(b)    Subject to the provisions of this Exhibit 1, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses with respect to which it is subject to an indemnification obligation under this Agreement; provided that, in order to defend against, negotiate, settle or otherwise deal with any such Third Party Claim, the Indemnifying Party must first acknowledge in writing to the Indemnified Party its unqualified obligation to indemnify the Indemnified Party under this Agreement and provide to the Indemnified Party reasonable evidence that the Indemnifying Party has reasonably sufficient financial resources to enable it to fulfill its obligations under Article 4 and this Exhibit 1. Notwithstanding the immediately preceding sentence, the Indemnifying Party shall not have the right to defend against, negotiate, settle or otherwise deal with any Third Party Claim:

(i)    if the Indemnified Party reasonably and in good faith believes that the Third Party Claim would reasonably be likely to be materially detrimental to the reputation, customer or supplier relations or future business prospects of the Indemnified Party or any of its Affiliates;

(ii)    unless the Third Party Claim is solely for monetary damages (except where any non-monetary relief being sought is merely incidental to a primary claim for monetary damages);
(iii)    if the Third Party Claim involves criminal allegations; or
(iv)    if the Indemnifying Party fails to prosecute or defend, actively and diligently, the Third Party Claim.
(c)    If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, it shall within five days of the Indemnified Party’s written notice of the assertion of such Third Party Claim (or sooner if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so; provided that the Indemnifying Party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim, fails to notify the Indemnified Party of its election as provided in this Agreement, or contests its obligation to indemnify the Indemnified Party for Losses relating to such Third Party Claim under this Agreement, then the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the expenses of defending such Third Party Claim upon submission of periodic bills. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable. Each party shall provide reasonable access to each other party to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any Third Party Claim; provided, however, nothing in this Agreement shall require any party to disclose any documents, materials or other information that is subject to attorney-client privilege. Notwithstanding anything in this Exhibit 1 to the contrary, the Indemnifying Party shall not enter into any settlement of any Third Party Claim without the written consent of the Indemnified Party if such settlement (i) would create any liability of the Indemnified Party for which the Indemnified Party is not entitled to indemnification under this Agreement, (ii) would provide for any injunctive relief or other non-monetary obligation affecting the Indemnified Party, or (iii) does not include an unconditional release of the Indemnified Party from all liability in respect of the Third Party Claim.

(d)    After any final decision, judgment or award is rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement is consummated, or the Indemnified Party and the Indemnifying Party have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter, and the Indemnifying Party shall pay all of such remaining sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within five business days after the date of such notice.

Exhibit 2

CONTRIBUTION AND ASSUMPTION AGREEMENT

This Contribution and Assumption Agreement (“Agreement”) is entered into as of [_____], 2016, by and between MPLX Logistics Holdings LLC, a Delaware limited liability company (“Logistics”), and MPLX LP, a Delaware limited partnership (“MPLX”), pursuant to that certain Membership Interests Contribution Agreement, dated_____, 2016, to which Logistics and MPLX are parties (the “Contribution Agreement”). Capitalized terms used and not defined herein have the meanings given to such terms in the Contribution Agreement.

In accordance with Section 3.1 of the Contribution Agreement, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, Logistics hereby contributes, assigns, transfers, conveys and delivers the Logistics Membership Interests to MPLX, free and clear of all liens, and MPLX hereby unconditionally and absolutely acquires, accepts and assumes from Logistics the Logistics Membership Interests.

To have and to hold the Logistics Membership Interests unto MPLX, its successors and assigns, forever.

Notwithstanding anything herein to the contrary, nothing herein shall in any way vary the covenants, agreements, representations and warranties of any of the parties set forth in the Contribution Agreement. If there is a conflict between the provisions of the Contribution Agreement and the provisions of this Agreement, the provisions of the Contribution Agreement shall control.

This Agreement shall be binding upon, inure to the benefit of, and be enforceable by Logistics, MPLX and their respective successors and assigns. This Agreement may not be amended except by an instrument in writing authorized and signed by Logistics and MPLX.
In witness whereof, the parties have executed this Agreement as of the date set forth above.

MPLX Logistics Holdings LLC	MPLX LP
	By:	MPLX GP LLC, its General Partner

By:	By:

Name:	Name:
Title:	Title:

Exhibit 3

CONTRIBUTION AND ASSUMPTION AGREEMENT

This Contribution and Assumption Agreement (“Agreement”) is entered into as of [_____], 2016, by and between MPLX GP LLC, a Delaware limited liability company (“MPLX GP”), and MPLX LP, a Delaware limited partnership (“MPLX”), pursuant to that certain Membership Interests Contribution Agreement, dated ____, 2016, to which Logistics and MPLX are parties (the “Contribution Agreement”). Capitalized terms used and not defined herein have the meanings given to such terms in the Contribution Agreement.

In accordance with Section 3.3 of the Contribution Agreement, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, MPLX GP hereby contributes, assigns, transfers, conveys and delivers the MPLX GP Membership Interests to MPLX, free and clear of all liens, and MPLX hereby unconditionally and absolutely acquires, accepts and assumes from MPLX GP the MPLX GP Membership Interests.

To have and to hold the MPLX GP Membership Interests unto MPLX, its successors and assigns, forever.

Notwithstanding anything herein to the contrary, nothing herein shall in any way vary the covenants, agreements, representations and warranties of any of the parties set forth in the Contribution Agreement. If there is a conflict between the provisions of the Contribution Agreement and the provisions of this Agreement, the provisions of the Contribution Agreement shall control.

This Agreement shall be binding upon, inure to the benefit of, and be enforceable by MPLX GP, MPLX and their respective successors and assigns. This Agreement may not be amended except by an instrument in writing authorized and signed by MPLX GP and MPLX.

In witness whereof, the parties have executed this Agreement as of the date set forth above.

MPLX GP LLC	MPLX LP
	By:	MPLX GP LLC, its General Partner

By:	By:

Name:	Name:
Title:	Title:

Exhibit 4
FIRST AMENDMENT TO AMENDED AND RESTATED TRANSPORTATION SERVICES AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED TRANSPORTATION SERVICES AGREEMENT (“AMENDMENT”) is entered into on March 31, 2016 by and between Marathon Petroleum Company LP, a Delaware limited partnership with an address of 539 South Main Street, Findlay, Ohio 45840 (hereinafter “MPC”), and Hardin Street Marine LLC, a Delaware limited liability company with an address of 539 South Main Street, Findlay, Ohio 45840 (hereinafter “HSM”).

RECITALS

WHEREAS, MPC and HSM previously entered into that certain Amendment and Restated Transportation Services Agreement effective as of the 1st day of January, 2015 (the “A&R TSA”); and

WHEREAS, pursuant to Section 11.1(a) of the A&R TSA, MPC and HSM now desire to amend and restate certain sections of the A&R TSA.

NOW, THEREFORE, for and in consideration of the forgoing and mutual agreements herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HSM and MPC hereby amend and restate Sections 8.1, 8.2 and 8.3 of the A&R TSA in their entirety as follows:

8.1     Corporate Group Insurance. Without limiting the scope of any of HSM’s obligations or liabilities under this Agreement, MPC shall cause its affiliate Marathon Petroleum Corporation (“Marathon”) to procure and maintain, in HSM’s name and at HSM’s sole cost and expense, and keep in effect during the Term, the following insurances within Marathon’s corporate wide policies with insurance companies designated by A.M. Best Company with a rating of A- or better:
(a)     Workers’ Compensation and U.S. Longshore and Harbor Workers’ Compensation Act Insurance sufficient to comply fully with requirements and coverages specified by all Applicable Laws covering any employees of HSM performing the Transportation Services and require any third party who may provide personnel performing the Transportation Services provided or caused to be provided to HSM pursuant to the Amended and Restated Employee Services Agreement to procure applicable insurance coverage.

(b)     Marine General Liability Insurance naming HSM as an additional assured with combined single limits of at least $2,000,000 per occurrence.

(c)     Excess Coverage naming HSM as an additional assured in the amount necessary to achieve insurance liability limits of $10,000,000 in total for all insurable risks with such limits to be achieved through any combination of above primary and excess coverages.

(d)     Hull and Machinery, Increased Value, and War Risks policies (which shall include collision liability and tower’s liability) covering up to one hundred twenty five percent (125%) of the agreed hull value of HSM’s fleet of towboats and barges.

(e) Pollution Insurance in an amount equal to the maximum carried by HSM, but never less than the amount necessary to comply with the minimum financial responsibility requirements established by any Applicable Law, or $100,000,000, whichever is greater.

(f)     Protection and Indemnity Insurance standard for the industry, including contractual liability coverage and sistership clause unamended, endorsed specifically to include (a) collision liability, (b) in rem claims, stating that such actions shall be treated as a claim against the insured in personam and (c) full crew coverage including wages, maintenance and cure, with a limit of at least $2,000,000 per occurrence.

8.2 [Intentionally Left Blank]

8.3 Certificates.    Prior to the performance of Transportation Services hereunder and upon request from HSM, MPC shall furnish to HSM certificates for the insurances identified in Section 8.1, in each case showing (a) all insurance coverages and endorsements required by this Agreement and (b) a statement from the relevant insurance provider that the insurance will not be materially changed, canceled, or permitted to expire without at least thirty (30) days’ prior written notice to HSM. Upon request from HSM, MPC shall provide supplements and amendments to such certificates to demonstrate that the insurance identified in Section 8.1 and the related endorsements remain in effect. HSM’s acceptance of an insurance certificate that does not comply with this Agreement does not waive any requirement of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed by their authorized representatives as of the date first above written.

Hardin Street Marine LLC

By:
M. Todd Sandifer, President

Date:

Marathon Petroleum Company LP
By:	MPC Investment LLC, its General Partner

By:
John S. Swearingen, Vice President

Date:

Disclosure Schedule 5.12
Personal Property

Barges

		USCG
Series	Barge	Number	Type	Class	Built
300	AO 354	CG018424	147.5 x 52 Box	Small Box	1973
300	MPC 301	1218620	147.5 x 54 Box	Small Box	2009
300	MPC 303	1218621	147.5 x 54 Box	Small Box	2009
300	MPC 305	1218622	147.5 x 54 Box	Small Box	2009
300	MPC 307	1218623	147.5 x 54 Box	Small Box	2009
400	AO 461	987238	297.5 x 54 Bow	30K Clean	1992
500	AI 501	D1038591	297.5 x 54 EP	30K Clean	1996
500	AI 502	D1038592	297.5 x 54 EP	30K Clean	1996
500	AI 503	D1038593	297.5 x 54 EP	30K Clean	1996
500	AI 504	D1038594	297.5 x 54 EP	30K Clean	1996
500	AI 505	D1038591	297.5 x 54 EP	30K Clean	1996
500	AI 506	D1038592	297.5 x 54 EP	30K Clean	1996
500	AI 507	D1038593	297.5 x 54 EP	30K Clean	1996
500	AI 508	D1038594	297.5 x 54 EP	30K Clean	1996
500	AI 509	D1039103	297.5 x 54 EP	30K Clean	1996
500	AI 510	D1042144	297.5 x 54 EP	30K Clean	1996
500	AI 511	D1041863	297.5 x 54 EP	30K Clean	1996
500	AI 512	D1041865	297.5 x 54 EP	30K Clean	1996
500	AI 513	D1041866	297.5 x 54 EP	30K Clean	1996
500	AI 514	D1041867	297.5 x 54 EP	30K Clean	1996
500	AI 515	D1041868	297.5 x 54 EP	30K Clean	1996
500	AI 516	D1041869	297.5 x 54 EP	30K Clean	1996
500	AI 517	D1041870	297.5 x 54 EP	30K Clean	1996
500	AI 518	D1041871	297.5 x 54 EP	30K Clean	1996
500	AI 519	D1041872	297.5 x 54 EP	30K Clean	1996
500	AI 520	D1048309	297.5 x 54 EP	30K Clean	1997
500	AI 521	D1048310	297.5 x 54 EP	30K Clean	1997
500	AI 522	D1048311	297.5 x 54 EP	30K Clean	1997
500	AI 523	D1048312	297.5 x 54 EP	30K Clean	1997
500	AI 525	D1048314	297.5 x 54 EP	30K Clean	1997
500	AI 526	D1048315	297.5 x 54 EP	30K Clean	1997
500	AI 527	D1048316	297.5 x 54 EP	30K Clean	1997
500	AI 528	D1048317	297.5 x 54 EP	30K Clean	1997
500	AI 529	D1048314	297.5 x 54 EP	30K Clean	1997
500	AI 530	D1048315	297.5 x 54 EP	30K Clean	1997

500	AI 531	D1048316	297.5 x 54 EP	30K Clean	1997
500	AI 532	D1048317	297.5 x 54 EP	30K Clean	1997
500	AI 533	D1048322	297.5 x 54 EP	30K Clean	1997
500	AI 551	D1055354	147.5 x 54 Box	Small Box	1997
500	AI 552	D1055355	147.5 x 54 Box	Small Box	1997
500	AI 553	D1055356	147.5 x 54 Box	Small Box	1997
500	AI 554	D1055357	147.5 x 54 Box	Small Box	1997
500	AI 555	D1055358	147.5 x 54 Box	Small Box	1997
500	AI 556	D1055359	147.5 x 54 Box	Small Box	1998
500	AI 557	D1055360	147.5 x 54 Box	Small Box	1998
500	AI 558	D1055361	147.5 x 54 Box	Small Box	1998
500	AI 559	D1055362	147.5 x 54 Box	Small Box	1998
600	MAP 601	CG607011	297.5 x 54 EP	30K Clean	2003
600	MAP 602	CG607012	297.5 x 54 EP	30K Clean	2003
600	MAP 603	CG607013	297.5 x 54 EP	30K Clean	2003
600	MAP 604	CG607014	297.5 x 54 EP	30K Clean	2003
600	MAP 605	CG607015	297.5 x 54 EP	30K Clean	2003
600	MAP 606	CG607016	297.5 x 54 EP	30K Clean	2003
600	MAP 607	1147723	297.5 x 54 EP	30K Clean	2003
600	MAP 608	1147724	297.5 x 54 EP	30K Clean	2003
600	MAP 609	1147725	297.5 x 54 EP	30K Clean	2003
600	MAP 610	1147726	297.5 x 54 EP	30K Clean	2003
600	MAP 611	CG650182	297.5 x 54 EP	30K Clean	2004
600	MAP 612	CG662277	297.5 x 54 EP	30K Clean	2004
600	MAP 613	CG662278	297.5 x 54 EP	30K Clean	2004
600	MAP 614	CG677570	297.5 x 54 EP	30K Clean	2004
600	MAP 615	CG677571	297.5 x 54 EP	30K Clean	2004
600	MAP 616	CG677572	297.5 x 54 EP	30K Clean	2004
600	MAP 617	CG677573	297.5 x 54 EP	30K Clean	2004
600	MAP 618	CG677575	297.5 x 54 EP	30K Clean	2004
600	MAP 619	CG677576	297.5 x 54 EP	30K Clean	2004
600	MAP 620	CG786291	297.5 x 54 EP	30K Clean	2005
600	MAP 621	CG786273	297.5 x 54 EP	30K Clean	2005
600	MPC 622	CG866456	297.5 x 54 EP	30K Clean	2007
600	MPC 623	CG866463	297.5 x 54 EP	30K Clean	2007
600	MPC 624	CG866464	297.5 x 54 EP	30K Clean	2007
600	MPC 625	CG866465	297.5 x 54 EP	30K Clean	2007
600	MPC 626	CG866467	297.5 x 54 EP	30K Clean	2007
600	MPC 627	CG866470	297.5 x 54 EP	30K Clean	2007
600	MPC 628	CG933905	297.5 x 54 EP	30K Clean	2008
600	MPC 629	CG933906	297.5 x 54 EP	30K Clean	2008
600	MPC 630	CG933907	297.5 x 54 EP	30K Clean	2008
600	MPC 631	CG933908	297.5 x 54 EP	30K Clean	2008

600	MPC 632	CG933909	297.5 x 54 EP	30K Clean	2008
600	MPC 633	CG933910	297.5 x 54 EP	30K Clean	2008
600	MPC 634	CG933912	297.5 x 54 EP	30K Clean	2008
600	MPC 635	CG933913	297.5 x 54 EP	30K Clean	2008
600	MPC 636	CG933914	297.5 x 54 EP	30K Clean	2008
600	MPC 637	CG933915	297.5 x 54 EP	30K Clean	2008
600	MPC 638	CG933916	297.5 x 54 EP	30K Clean	2008
600	MPC 639	CG933917	297.5 x 54 EP	30K Clean	2008
600	MPC 640	CG933918	297.5 x 54 EP	30K Clean	2008
600	MPC 641	CG933920	297.5 x 54 EP	30K Clean	2008
600	MPC 642	CG933921	297.5 x 54 EP	30K Clean	2008
600	MPC 643	CG933922	297.5 x 54 EP	30K Clean	2008
600	MPC 644	CG961157	297.5 x 54 EP	30K Clean	2008
600	MPC 645	CG961158	297.5 x 54 EP	30K Clean	2008
600	MPC 646	CG961159	297.5 x 54 EP	30K Clean	2008
600	MPC 647	CG961161	297.5 x 54 EP	30K Clean	2008
600	MPC 648	CG961162	297.5 x 54 EP	30K Clean	2008
600	MPC 649	CG961163	297.5 x 54 EP	30K Clean	2009
600	MAP 651	CG786272	147.5 x 54 Box	Small Box	2005
600	MPC 652	CG1149981	147.5 x 54 Box	Small Box	2011
600	MPC 653	CG1149983	147.5 x 54 Box	Small Box	2011
600	MPC 654	CG1149984	147.5 x 54 Box	Small Box	2011
600	MPC 655	CG1149985	147.5 x 54 Box	Small Box	2011
600	MAP 671	CG662279	297.5 x 54 Box	30K Clean	2004
600	MAP 672	CG662282	297.5 x 54 Box	30K Clean	2004
800	MPC 810	CG927011	297.5 x 54 EP	30K Clean	2007
800	MPC 811	CG927012	297.5 x 54 EP	30K Clean	2007
800	MPC 812	CG968018	297.5 x 54 EP	30K Clean	2008
900	MPC 901	CG 961164	297.5 x 54 EP	30K Clean	2008
900	MPC 902	CG 961166	297.5 x 54 EP	30K Clean	2008
900	MPC 903	CG 961168	297.5 x 54 EP	30K Clean	2008
900	MPC 904	CG961170	297.5 x 54 EP	30K Clean	2009
900	MPC 905	CG961171	297.5 x 54 EP	30K Clean	2009
900	MPC 906	CG961172	297.5 x 54 EP	30K Clean	2009
900	MPC 907	CG961173	297.5 x 54 EP	30K Clean	2009
900	MPC 908	CG961174	297.5 x 54 EP	30K Clean	2009
900	MPC 909	CG961175	297.5 x 54 EP	30K Clean	2009
900	MPC 910	CG993802	297.5 x 54 EP	30K Clean	2009
900	MPC 911	CG1264963	297.5 x 54 EP	30K Clean	2013
900	MPC 912	CG1264964	297.5 x 54 EP	30K Clean	2013
900	MPC 913	CG1280026	297.5x 54 EP	30K Clean	2014
900	MPC 914	CG1280027	297.5x 54 EP	30K Clean	2014
900	MPC 915	CG1280028	297.5x 54 EP	30K Clean	2014

900	MPC 916	CG1280029	297.5x 54 EP	30K Clean	2014
900	MPC 921	CG1280030	297.5x 54 EP	30K Clean	2014
900	MPC 922	CG1280031	297.5x 54 EP	30K Clean	2014
900	MPC 923	CG1280032	297.5x 54 EP	30K Clean	2014
900	MPC 924	CG1280033	297.5x 54 EP	30K Clean	2014
900	MPC 925	CG1280034	297.5x 54 EP	30K Clean	2014
900	MPC 926	CG1280035	297.5x 54 EP	30K Clean	2014
900	MPC 951	CG1285055	147.5 x 54 Box	Small Box	2014
900	MPC 952	CG1285056	147.5 x 54 Box	Small Box	2014
900	MPC 953	CG1285057	147.5 x 54 Box	Small Box	2014
900	MPC 954	CG1285059	147.5 x 54 Box	Small Box	2014
900	MPC 955	CG1285060	147.5 x 54 Box	Small Box	2014
900	MPC 956	CG1285061	147.5 x 54 Box	Small Box	2014
900	MPC 971	CG1265065	297.5 x 54 Box	30K Clean	2013
900	MPC 972	CG1265066	297.5 x 54 Box	30K Clean	2013
900	MPC 973	CG1265067	297.5 x 54 Box	30K Clean	2013
900	MPC 974	CG1255068	297.5 x 54 Box	30K Clean	2013
900	MPC 975	CG1265069	297.5 x 54 Box	30K Clean	2013
900	MPC 976	CG12565070	297.5 x 54 Box	30K Clean	2013
195'	AO 94	CG000703	200 x 35 EP	10K	1967
195'	AO 101	CG000077	195 x 35 EP	10K	1981
195'	AO 102	CG000079	195 x 35 EP	10K	1980
195'	AO 104	CG000090	195 x 35 EP	10K	1981
195'	CHEM 42	D296265	195 x 35 EP	10K	1964
195'	EBL 10	D550292	195 x 35 EP	10K	1973
195'	ES 934	CG007484	195 x 35 EP	10K	1972
195'	ES 935	CG007534	195 x 35 EP	10K	1972
195'	MPC 1001	CG1217366	200 x 35 EP	10K	2012
195'	MPC 1002	CG1217369	200 x 35 EP	10K	2012
195'	MPC 1003	CG1217370	200 x 35 EP	10K	2012
195'	MPC 1004	CG1217371	200 x 35 EP	10K	2012
195'	MPC 1005	CG1217373	200 x 35 EP	10K	2012
195'	MPC 1010	CG1324462	200 x 35 EP	10K	2015
195'	MPC 1011	CG1324465	200 x 35 EP	10K	2015
195'	MPC 1012	CG1324466	200 x 35 EP	10K	2015
195'	MPC 1013	CG1324467	200 x 35 EP	10K	2015
195'	MPC 1030	1216957	200 x 35 EP	10K	2009
195'	MPC 1032	1217101	200 x 35 EP	10K	2009
195'	MPC 1034	1217102	200 x 35 EP	10K	2009
195'	MPC 1050	1218131	200 x 35 EP	10K	2009
Black Oil	LOGICON 412	D563915	297 x 54 EP	Heater	1975
Misc	HBL 1601	D545070	137.5 x 52 Box	Small Box	1973

Misc	HBL 1602	D549502	137.5 x 52 Box	Small Box	1973
Hot Oil	MAP 701	CG706391	297.5 x 54 Bow	Heater	2004
Hot Oil	MAP 702	CG706394	297.5 x 54 Bow	Heater	2005
Hot Oil	MAP 703	CG706392	297.5 x 54 Bow	Heater	2005
Hot Oil	MAP 704	CG757577	297.5 x 54 Bow	Heater	2005
Hot Oil	MAP 705	CG757578	297.5 x 54 Bow	Heater	2005
Hot Oil	MPC 706	CG805757	297.5 x 54 Bow	Heater	2006
Hot Oil	MPC 707	CG820971	297.5 x 54 Bow	Heater	2006
Hot Oil	MAP 721	CG706397	297.5 x 54 Trail	Heater	2004
Hot Oil	MAP 722	CG706399	297.5 x 54 Trail	Heater	2004
Hot Oil	MAP 723	CG706400	297.5 x 54 Trail	Heater	2005
Hot Oil	MAP 724	CG757579	297.5 x 54 Trail	Heater	2005
Hot Oil	MAP 725	CG762542	297.5 x 54 Trail	Heater	2005
Hot Oil	MPC 726	CG803178	297.5 x 54 Trail	Heater	2006
Hot Oil	MPC 727	CG820972	297.5 x 54 Trail	Heater	2006
Hot Oil	MAP 771	CG706402	297.5 x 54Box	Heater	2004
Hot Oil	MAP 772	CG706403	297.5 x 54Box	Heater	2004
Hot Oil	MAP 773	CG757580	297.5 x 54Box	Heater	2005
Hot Oil	MAP 774	CG762610	297.5 x 54Box	Heater	2005
Hot Oil	MAP 775	CG762611	297.5 x 54Box	Heater	2005
Hot Oil	MPC 776	CG803181	297.5 x 54Box	Heater	2006
Hot Oil	MPC 777	CG820973	297.5 x 54Box	Heater	2006
Hot Oil	HWS 122	CG027425	195 x 35 Semi	10K	1979
Hot Oil	HWS 222	CG027375	195 x 35 Semi	10K	1979
CTLO	AO 105	D987474	200 x 35 EP	10K	1992
CTLO	AI 524	D1048313	297.5 x 54 EP	30K Clean	1997
CTLO	MPC1054	1218133	200 x 35 EP	10K	2009
CTLO	MPC 1056	1218134	200 x 35 EP	10K	2009
RBT	RBT 300	1126823	297.5 x 54 Bow	Heater	2002
RBT	RBT 302	1126825	297.5 x 54 Trail	Heater	2002
RBT	RBT 304	1126824	297.5 x 54 Bow	Heater	2002
RBT	RBT 306	1126826	297.5 x 54 Trail	Heater	2002
RBT	RBT 308	1152478	297.5 x 54 Bow	Heater	2004
RBT	RBT 310	1152480	297.5 x 54 Trail	Heater	2004
RBT	RBT 312	1180822	297.5 x 54 Bow	Heater	2006
RBT	RBT 314	1180819	297.5 x 54 Trail	Heater	2006
RBT	RBT 316	1180821	297.5 x 54 Bow	Heater	2006
RBT	RBT 318	1180820	297.5 x 54 Trail	Heater	2006
Hot Oil	MPC 708	CG1370219	297.5 x 54 Bow	Heater	2015
Hot Oil	MPC 709	CG1370222	297.5x 54 Bow	Heater	2015
Hot Oil	MPC 710	CG1370226	297.5x 54 Bow	Heater	2015
Hot Oil	MPC 711	CG1370228	297.5 x 54 Bow	Heater	2015

BARGE LEGEND:
Type	Length of Barge and Type Construction
Bow = Sharply Sloping Rake with square stern
Box = Both ends square
Trail = Moderately Sloping Rake
Semi = Sloping Bow Rake with square stern
Pressure = Cylindrical pressure tanks in hull
EP = End Piece Sloping Rake with square stern

Boats

Boat	Year Built	Builder	HP	Category	Length	Width	Tonnage
Catlettsburg	1971	Greeneville Shipbuilding	3200	Medium	111	30	310
Robinson	1976	Calumet Shipbuidling	2280	Small	85	30	262
Speedway	1983	Janoush Marine	3000	Medium	110	34	394
Kyova	1983	Janoush Marine	1000	Harbor	60	24	95
Paul G. Blazer	1987	Quality Shipyards	4200	Large	150	45	730
Ohio Valley	1987	Quality Shipyards	4200	Large	150	45	735
Nashville	1987	Quality Shipyards	4200	Large	150	45	730
MAP Runner	2001	Alabama	1400	Harbor	65	26	120
Cincinnati	2002	John Bludworth Shipyards	2600	Small	92	30	221
Louisville	2002	John Bludworth Shipyards	2600	Small	92	30	221
Texas City	2006	John Bludworth Shipyards	2400	Small	84	30	266
Garyville	2006	John Bludworth Shipyards	2400	Small	84	30	266
Detroit	2009	C&G Boatworks	4000	Large	142	44	852
Findlay	2009	John Bludworth Shipyards	3300	Medium	110	32	432
Kentucky	2010	C&G Boatworks	4000	Large	142	44	852
Canton	2010	John Bludworth Shipyards	3300	Medium	110	32	432
Galveston Bay	2010	John Bludworth Shipyards	3300	Medium	110	32	432
Marathon	2011	C&G Boatworks	4000	Large	142	44	852
WB-1	2015	Scully's Metal Fabrication	600	Work boat	45	18	-

Zodiac/ERF Boats and Trailers

Equipment	Registration/Plate #	Assignment	Description
Boat	KY-0590-VE	Nashville	Yawl
Boat	KY-6214-TT	Ohio Valley	Yawl
Boat	KY-0514-YX	Paul Blazer	Yawl
Boat	KY-0052-UX	ERT Boat 2	MRF
Boat	KY-0052-UV	ERT Boat 3	MRF
Trailer	08 660841	MRT	MRF
Trailer	08 005404	MRT	MRF
Boat	SCN8461	MRF	MRF
Boat	KY-0590-VJ	Catlettsburg	Zodiac
Boat	KY-0567-BE	Detroit	Zodiac
Boat	KY-0590-VH	Kentucky	Zodiac-(at the MRF as of 12/5/14)
Boat	KY-0591-ZG	Louisville	Zodiac
Boat	KY-0567-BF	Marathon	Zodiac
Boat	KY-0590-VK	Nashville	Zodiac
Boat	KY-0590-VL	Ohio Valley	Zodiac
Boat	KY-0590-VN	Paul Blazer	Zodiac
Boat	KY-0591- ZL	Robinson	Zodiac
Boat	KY-0590-VP	Speedway	Zodiac
Boat	KY-0590-VM	ERT Boat 4	Zodiac-MRF
Boat	KY-0666-FH	MRF	Gator Trax-MRF
Boat	KY-0591-ZE	Cincinnati	Zodiac
Boat	KY-0567-BD	MRF/Spare	Zodiac- (on the Kentucky)
Boat	KY-0567-BC	MRF/Spare	Zodiac (at the MRF as of 12/5/14)

Marine Repair Facility

Marine Annex Office Building
Lunch Room and Offices
Shower House and Offices
Safety Technician Office
Training Facility
Marine Warehouse
Tank Farm
Piping
Maintenance Shops and Offices
Upper Cleaning Dock
Lower Cleaning Dock
Upstream Float
Downstream Float
Wastewater Treatment Plant
Boilers and Water Wells
Grit Handler
Miscellaneous Piping Systems
Electrical Substation

(3)Forklifts
Telehandler
Miscellaneous

Equipment at the Marine Repair Facility
Equipment at Maintenance Floats
Equipment at Marine Annex
Equipment at Marine Warehouse (Catlettsburg, KY)
Equipment at Emilie Plantation (Garyville, LA)
Spare parts (including spare parts stored off site at Florida Marine Transportation, McGinnis – South Point, OH, and Mike’s Inc. in Alton, IL)
Environmental & Safety equipment
Replacement materials and stores

•	Decking

•	Sheet metal

•	Motor oil

•	Lubricants

•	Boat supplies
Cleaning fluids
Welding, electrical and mechanical tools
Office equipment and furniture
Safety and Security equipment
Inventory

Disclosure Schedule 5.13
Real Property

Deeds

1.	Kenova, Wayne County, West Virginia

2.	New South Point, Lawrence County, Ohio

3.	Upper/Lower South Point, Lawrence County, Ohio

4.	Catlettsburg, Boyd County, Kentucky (Marine Repair Facility)

5.	Hebron – Boone County, Kentucky

6.	New Albany, Floyd County, Indiana

Leases

1.	Muse Lease (Kenova)

2.	McGinnis Sublease (Kenova)

3.	Virginia Point Park Lease (Kenova)

4.	City Sublease (Kenova)

5.	19.1 acre Ceredo Lease (Kenova)

6.	10.7 acre Kenova Lease (Kenova)

7.	Arnold Lease (South Point)

8.	Village Lease (South Point)

9.	CSX Lease (Catlettsburg)

10.	Aquarius Marine Lease (Hebron)

11.	McGinnis Lease (Hebron)

12.	Farm Lease (New Albany)

13.	Emilie Plantation Lease (Garyville)

14.	License for fleeting (Marietta, Ohio)

15.	License for fleeting (Cincinnati, Ohio)

a)	None.

b)	None.

c)	None.

d)	Emilie Plantation Lease (Garyville) – MPC LP owned
License for fleeting (Marietta, Ohio) – MPC LP owned
License for fleeting (Cincinnati, Ohio) – MPC LP owned

Disclosure Schedule 5.19
Material Contracts

T&C File Number	Contract Party	Contract Type	Date
03-A49-000-000001-	MARATHON PETROLEUM CO L P	CONTRIBUTION AGREEMENT	1/1/2015
03-A49-000-000002-	MARATHON PETROLEUM LOGISTICS SERVICES LLC	EMPLOYEE SERVICE AGREEMENT	1/1/2015
03-A49-000-000004-	MARATHON PETROLEUM CO L P	MANAGEMENT SERVICES AGREEMENT	1/1/2015
25-452-OH-017622	MARATHON PETROLEUM CO L P	TRANSPORTATION SERVICES AGREEMENT	1/1/2015
03-A49-000-000005-	MARATHON PETROLEUM CO L P	BILL OF SALE AGREEMENT	1/1/2015
25-A49-OH -000002-	MARATHON PETROLEUM CO L P	PRODUCT SALES AGREEMENT (TRANSMIX)	1/1/2015
	HINES FURLONG LINE INC	BAREBOAT CHARTER AGREEMENT (401)	12/28/2007
03-452-000-023159	HINES FURLONG LINE INC	BAREBOAT CHARTER AGREEMENT (403)	12/28/2007
25-A49-OH-000005-AAA	HINES FURLONG LINE INC	BAREBOAT CHARTER AGREEMENT (409)	1/11/2012
25-A49-OH-000005-AAA	HINES FURLONG LINE INC	BAREBOAT CHARTER AGREEMENT (411)	1/11/2012
25-A49-OH-000005	HFS MARINE L L C	BAREBOAT CHARTER AGREEMENT (417)	1/11/2012
25-A49-OH-000005	HFS MARINE L L C	BAREBOAT CHARTER AGREEMENT (419)	1/11/2012
03-452-000-023160	HINES FURLONG LINE INC	BAREBOAT CHARTER AGREEMENT (421)	2/12/2008
	HINES FURLONG LINE INC	BAREBOAT CHARTER AGREEMENT (423)	7/23/2013
03-452-000 -023250	HINES FURLONG LINE INC	BAREBOAT CHARTER AGREEMENT (601)	12/14/2007
03-452-000 -023249	HINES FURLONG LINE INC	BAREBOAT CHARTER AGREEMENT (603)	2007
25-A49-OH-000005-AAA	HINES FURLONG LINE INC	BAREBOAT CHARTER AGREEMENT (605)	1/11/2012
25-A49-OH-000005-AAA	HINES FURLONG LINE INC	BAREBOAT CHARTER AGREEMENT (607)	1/11/2012
25-452-OH-023770	MARATHON PETROLEUM CO LP	GUARANTEED SUPPLY AGREEMENT	1/1/2015
03-452-000-023845	CUSTOM FUELS SERVICES, INC.	FUEL PURCHASING AGREEMENT	11/1/2008
25-A49-000-000006	MID-AMERICA FUELS, INC.	FUEL PURCHASE LETTER AGREEMENT	4/1/2015
	HINES FURLONG LINE INC	BAREBOAT CHARTER AGREEMENT (429)	4/15/2015
	HINES FURLONG LINE INC	BAREBOAT CHARTER AGREEMENT (431)	4/15/2012

Disclosure Schedule 5.21
Capital Projects/Purchase Orders

a)	Capital Projects

Description	Total EFC (Capital)
Logistics - Logistics Fleet Optimization Software	$2,000,000
Fleeting - Install required infrastructure to safely extend the Elkhorn Fleet (former R&D)	$460,000
Fleeting - Wellsville Fleeting Area, Purchase land and construct a fleet.	$1,150,000
MRF - MPSS Upgrades (Capital Portion)	$100,000
MRF - Tank 1 - Install Internal Tank Coating for Microbial Induced Corrosion (MIC) Protection.	$250,000
MPSS Upgrades	$125,000
Warehouse - Install radiant, natural gas heaters to control the temperature above 50F.	$100,000
Marine Repair Facility - Tank 10-14 - New Build	$584,921
Marine Repair Facility - Tank 12-13 - New Build	$657,004
MRF - Install New Piping for new Tanks 13 & 14	$401,231
MRF - Replace WWTP Bioreactor Tank (TK-73). Original tank has severe MIC corrosion.	$375,000
MRF - TOX Unit - Upgrade Cleaning Dock Thermal Oxidizer to Become 33CFR154 subpart P Compliant	$105,000
MRF - Inspect and Repair or Replace WWTP Membrane Tank (TK-34).	$375,000

b)	Purchase Orders

Project Name	PO#	Dated	Amount
MRF - Tank 10-14	4100531622	9/30/2015	$128,220.00